UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Pitney Bowes Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3001 Summer Street
Stamford, Connecticut 06926

Notice of the 2018
Annual Meeting and
Proxy Statement

To the Stockholders:

We will hold our 2018 annual meeting of stockholders at 9:00 a.m. on Monday, May 7, 2018 at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please submit a proxy through one of the three convenient methods described in this proxy statement in order for your shares to be voted at the meeting. Your vote is important so please act at your first opportunity.

We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2017, to many of our stockholders via the Internet pursuant to Securities and Exchange Commission rules. We urge you to review those materials as well as our proxy statement for information on our financial results and business operations over the past year. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 23, 2018, we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to submit a proxy online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or through electronic delivery.

If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2017 and proxy card are enclosed. Whether or not you plan to attend the annual meeting in person, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy via telephone or the Internet, as soon as possible in order for your shares to be voted at the meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com. If you decide to attend the annual meeting and wish to change your vote, you may do so by submitting a later dated proxy or by voting in person at the annual meeting.

We look forward to seeing you at the meeting.

Michael I. Roth
Non-Executive Chairman of the Board

Stamford, Connecticut
March 23, 2018

Notice of Meeting:

Annual Meeting Information

Time and Date:	Monday, May 7, 2018 at 9:00 a.m.
Place:	Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870
Requirements for Attending the Meeting:	Admission ticket, which is attached to your proxy card, or Notice of Internet Availability of Proxy Materials, together with a form of valid, government-issued photo identification, such as a driver’s license. If your shares are held in the name of a bank, broker or nominee, you must present proof of your ownership as of the record date (such as bank or brokerage account statement).
Record Date:	March 9, 2018
Voting:	Registered stockholders as of the record date (March 9, 2018) are entitled to submit proxies by Internet at www.proxyvote.com; telephone at 1-800-690-6903; or completing your proxy card; or you may vote in person at the annual meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 7, 2018:

Pitney Bowes’ 2018 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

The items of business at the annual meeting are:

1.	Election of 11 directors named in the proxy statement.

2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2018.

3.	Non-binding Advisory Vote to Approve Executive Compensation.

4.	Approval of the Pitney Bowes Inc. 2018 Stock Plan.

Stockholders also will act on such other matters as may properly come before the meeting, including any adjournment or postponement of the meeting.

March 9, 2018 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 23, 2018.

Daniel J. Goldstein

Executive Vice President, Chief Legal Officer & Corporate Secretary

NOTICE: Your vote is important. Brokers are not permitted to vote on any proposals to be considered at the meeting except on proposal 2, ratification of the Audit Committee’s appointment of the Independent Accountants for 2018, without instructions from the beneficial owner. Therefore, if your shares are held through a broker, please instruct your broker, bank or other nominee on how to vote your shares. For your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

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PROXY SUMMARY

Meeting Agenda Items

Proposal 1: Election of Directors

You are being asked to elect eleven directors, which constitute the entire board. Each of the director nominees is standing for election to a one-year term ending at the next annual meeting of stockholders in 2019 and until his or her successor has been duly elected and qualified.

All current directors attended at least 75% of the meetings of the board and board committees on which they served in 2017.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2018

The board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2018.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2018.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation

The board is asking stockholders to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. The board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2019 annual meeting of stockholders.

The board of directors recommends that stockholders vote FOR the approval of executive compensation on an advisory basis.

Proposal 4: Approval of the Pitney Bowes Inc. 2018 Stock Plan

The board is asking stockholders to approve the Pitney Bowes Inc. 2018 Stock Plan (the “2018 Stock Plan”). The 2018 Stock Plan will govern grants of stock-based awards to employees and authorize a maximum of 14,000,000 shares, in addition to any shares associated with outstanding awards under prior plans that cease to be subject to such awards. Any shares authorized but not awarded under our current 2013 Stock Plan will be extinguished under the 2013 Stock Plan upon approval of the 2018 Stock Plan.

The board of directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2018 Stock Plan.

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Annual Meeting Information

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 7, 2018, at 9:00 a.m. at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a registered stockholder. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock as of the record date (such as a bank or brokerage account statement) to be admitted to the meeting.

If you have received a Notice of Internet Availability of Proxy Materials (a “Notice”), your Notice is your admission ticket. If you plan to attend the annual meeting, please submit your proxy, but keep the Notice and bring it to the annual meeting.

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting. No cameras, recording equipment, large bags, or packages will be permitted in the annual meeting. Many cellular phones have builtin cameras, and, while these phones may be brought into the annual meeting, neither the camera nor the recording functions may be used at any time.

For directions to the meeting, you may contact our Investor Relations, Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926.

Outstanding Shares and Vote Entitlement

Each share of Pitney Bowes common stock has one vote. In addition, we have two classes of preferred stock issued and outstanding: the 4% Preferred Stock and the $2.12 Preference Stock. The 4% Preferred Stock can be converted into 24.24 shares of common stock in certain events but does not carry any voting rights. As of March 9, 2018 (the record date), there were twelve shares of the 4% Preference Stock outstanding. The $2.12 Preference Stock can be converted into 16.53 shares of common stock in certain events and each share of the $2.12 Preference Stock carries with it 16.53 votes. Record holders of the common stock and the Preference Stock at the close of business on the record date of March 9, 2018 can vote at the meeting. As of the record date, 187,103,143 shares of common stock, and

15,590 shares of the $2.12 Preference Stock were issued and outstanding. If converted into common stock, the twelve shares of 4% preferred stock would be converted into 290 shares of common stock. The 15,590 shares of $2.12 Preference Stock can be converted into 257,702 shares of common stock.

How do I vote?

If you are a registered stockholder which means you hold shares in your name, you may choose one of three methods to submit your proxy to have your shares voted:

•	you may submit your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com;

•	you may submit your proxy by telephone (1-800-690-6903); or

•	if you received your annual meeting material by mail, you also may choose to grant your proxy by completing and mailing the proxy card.

Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods. Please note that if you are a beneficial owner and you wish to vote in person at the meeting, you must first obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares.

May I revoke my proxy or change my vote?

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the meeting by any of the following methods:

•	you may send in a revised proxy dated later than the first proxy;

•	you may vote in person at the meeting; or

•	you may notify the Corporate Secretary in writing prior to the meeting that you have revoked your proxy.

Attendance at the meeting alone will not revoke your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.

What constitutes a quorum?

The holders of shares representing a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum.

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GENERAL INFORMATION

What vote is required for a proposal to pass?

If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals 2, 3 and 4 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.

How are votes counted?

You may vote “for”, “against” or “abstain” with respect to each of the proposals presented. A vote “for” will be counted in favor of the proposal or respective director nominee and a vote “against” will be counted against each proposal or respective nominee.

Your broker is not permitted to vote on your behalf on any proposals to be considered at the meeting except on proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2018, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your stock via telephone or the Internet. If you do not own your shares of record, for your vote to be counted with respect to proposals 1, 3 or 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.

If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1: Election of Directors

Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect in the election of directors.

Proposal 2: Ratification of Audit Committee’s Appointment of the Independent Accountants for 2018

If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2018, the abstention will have no effect on the ratification of the Audit Committee’s selection of the independent accountants for 2018.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation

The vote to approve executive compensation is an advisory vote and the results will not be binding on the board of directors or the Company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions are not considered votes cast and therefore will not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the advisory vote to approve executive compensation.

Proposal 4: Approval of the Pitney Bowes Inc. 2018 Stock Plan

Broker non-votes are not considered votes cast and therefore will not be counted either for or against this proposal. With respect to abstentions, for purposes of approval under our By-laws, abstentions are not considered votes cast and therefore will not be counted either for or against; however, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?

If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.

Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.

Who will count the votes?

Broadridge Financial Solutions, Inc. (Broadridge) will tabulate the votes and act as Inspector of Election.

Want more copies of the proxy statement? Getting too many copies?

Only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless one or more of the stockholders provide contrary instructions to us or, if applicable, to your bank or broker. This process is commonly referred to as “householding”.

You may request to receive a separate copy of these materials, and we will promptly deliver the requested materials.

Similarly, you may request to receive a separate copy of these materials in the future, or if you are receiving multiple copies, you may request delivery of a single copy in the future.

Requests can be made to:

Broadridge Householding Department by phone at 1-866-540-7095 or by mail to:

Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.

If you own shares of stock through a bank, broker or other nominee, please notify that entity if you no longer wish to participate in householding and would prefer to

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GENERAL INFORMATION

receive a separate copy of these materials, or if you are receiving duplicate copies of these materials and wish to have householding apply.

Additional copies of our annual report to stockholders, including the report on Form 10-K or the proxy statement will be sent to stockholders free of charge upon written request to:

Investor Relations, Pitney Bowes Inc.

3001 Summer Street

Stamford, CT 06926-0700.

Want Electronic Delivery of the Annual Report and Proxy Statement?

We want to communicate with you in the way you prefer. You may receive:

GENERAL INFORMATION

•	a Notice of Internet Availability of Proxy Materials or a full set of printed materials, including the proxy statement, annual report and proxy card; or

•	an email with instructions for how to view the annual meeting materials and vote online.

If you received the Notice of Internet Availability of Proxy Materials or a full set of annual meeting materials by mail, you may choose to receive future annual meeting materials electronically by following the instructions when you vote online or by telephone. With electronic delivery, you will receive an e-mail for future meetings listing the website locations of these documents and your choice to receive annual meeting materials electronically will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This proxy statement and our 2017 annual report may be viewed online at www.pitneybowes.com.

Stockholder Proposals and Other Business for the 2019 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2019 annual meeting, which is scheduled to be held on Monday, May 6, 2019, it must be received by the Corporate Secretary by the close of business on November 23, 2018. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the Corporate Secretary no earlier than the close of business on January 7, 2019 and no later than the close of business on February 6, 2019. However, in the event that the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2018 annual meeting, then the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance.” If notice of a matter is not received within the applicable deadlines or does not comply with the By-laws, the chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Securities Exchange Act of 1934, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Corporate Governance

We encourage stockholders to visit our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance” for information concerning governance practices, including the Governance Principles of the board of directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. Our Business Practices Guidelines, which is the Code of Ethics for employees, including our Chief Executive Officer (CEO) and our named executive officers (NEOs), is also available at “Our Company—Corporate Responsibility—Values & Ethics.” We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.

Investor Outreach. It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. In the spring of 2017, we reached out to stockholders representing approximately 49% of outstanding company shares, and in the fall 2017, we reached out to stockholders representing approximately 51% of outstanding company shares. We value the feedback we receive concerning the board’s leadership structure, governance practices, the company’s proxy statement, and emerging governance and executive compensation. With those stockholders who responded to our invitation in the fall of 2017, we discussed corporate governance practices, executive compensation policies and our approach to the board’s role in risk mitigation oversight, including its oversight of our cybersecurity efforts. Our investors generally have provided positive feedback on these topics, and this year our investors suggested that we continue to review our compensation and rewards programs to attract and retain top talent. Refer to section Stockholder Engagement—Executive Compensation on page 46 for further details regarding Investor Outreach.

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GENERAL INFORMATION

Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight

•	Separate Chairman and CEO. Our Governance Principles include well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. The board has appointed Michael I. Roth, an independent director, as Non-Executive Chairman. In addition to chairing the Executive and Finance Committees, Mr. Roth is a member of the Audit Committee and attends most of the other board committee meetings as well.

•	Independent Committees. The board of directors has determined that all board committees, other than the Executive Committee, should consist entirely of independent directors.

•	Executive Sessions. At each regular board meeting, our independent directors meet without the CEO or other members of management present to discuss issues, including matters concerning management. The Non-Executive Chairman presides at these executive sessions.

•	Majority Voting in Director Elections. Our By-laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Annual Election of Directors. Our By-laws provide that our stockholders elect all directors annually.

•	Stock Holding Requirements. Within five years of becoming a director, each board member is expected to accumulate and hold company common stock having a minimum aggregate market value of five times the annual base cash retainer.

•	No Hedging or Pledging. Directors may not pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities.

•	Annual Assessments. Every year, the full board, as well as each board committee, conducts a self-assessment to evaluate all aspects of the board or board committee, including the members of the board and the board’s leadership. Each committee as well as the full board reviews and discusses the self-assessments and implements any appropriate action. In some years, the board engages a third party advisor for assistance in the self-assessment, as it did in 2016. The third-party advisor provides feedback in separate discussions with the full board and the Governance Committee as well as in individual discussions with the Chairman and with the Chair of the Governance Committee.

Board of Directors

Leadership Structure

The board of directors has separated the roles of Chairman and CEO. Michael I. Roth, an independent director, is our Non-Executive Chairman of the board of directors last reappointed by the board for an additional one-year term in May 2017. The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The board believes that its current leadership structure best serves the objective of effective board oversight of management at this time and allows our CEO to focus primarily on the operations and management of the company, while leveraging the experience of the Non-Executive Chairman to lead the board.

In addition to his responsibilities in chairing the meetings of the board and of the Finance and Executive Committees, Mr. Roth is a member of the Audit Committee and attends most of the meetings of the two committees on which he is not a member. Mr. Roth is also actively involved as an advisor to the Chief Executive Officer through frequent conversations, bringing to bear his experiences as a CEO and his experiences from his service on other boards.

The board of directors has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the Board of Directors, which can be found on our website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”

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CORPORATE GOVERNANCE

Management Succession Planning

Among the board’s most important responsibilities is to oversee short and long-term succession planning and leadership development. As part of this process, the Governance Committee oversees long-term and short-term plans for CEO succession. The board of directors is responsible for evaluating the performance of the CEO and for selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, ability to motivate employees, and an ability to develop an effective working relationship with the board. The Governance Principles of the Board of Directors, which are posted on the company’s website at www.pitneybowes.com under the caption

“Our Company—Our Leadership & Governance—Corporate Governance,” include additional information about succession planning.

Periodically, but not less than annually, the board of directors considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.

As a result of these processes, the company announced several senior management changes in 2017. These are discussed in the Compensation Discussion & Analysis (CD&A) section beginning on page 39.

Board Composition, Skills and Experience Review, and Board Succession Planning

The Governance Committee periodically updates and reviews the skills and types of experience that should be represented on the board of directors in light of the company’s current business needs and future strategy. The committee then compares these desired skills and experiences to those which current board members possess to determine whether all the identified skills and experience are sufficiently represented on the board. Based upon its review, and on its discussion with the CEO, the committee may recommend to the board that additional expertise is advisable. The committee would then develop for the board’s consideration a skills and experience profile to be used in identifying additional board candidates as appropriate.

The board believes that, in planning for board succession, it is advisable to maintain a board that includes both experienced directors with extensive knowledge of the company’s businesses, as well as newer directors who can refresh the board’s collective experience and expertise as business needs require. The board, as well as each of its committees, circulates to its members on an annual basis, a performance assessment questionnaire. The results of the assessment are reviewed by the respective committees, with a view toward taking action to address issues presented. The Governance Committee assesses the contributions of each director annually, and determines the skill set required for new members joining the board. The average tenure of our board members is approximately 12 years.

Pitney Bowes’ Governance Principles provide for directors to retire from the board at the annual meeting fol-

lowing reaching the age of 72. Both Eduardo Menascé and Michael Roth are 72. The Governance Committee (other than Mr. Menascé) and then all of the independent directors of the board (other than Mr. Menascé) have asked Mr. Menascé, the chair of the Compensation Committee, to serve on the board for one additional year at which point Mr. Menascé will retire from the board. The other independent directors reached this conclusion in light of the company’s ongoing transformation and the need to consider whether any changes in the compensation plans are appropriate during this transformation. The other independent directors thus deemed it in the best interest of the company to ask Mr. Menascé to stay on the board and remain chair of the Compensation Committee for one additional year. In addition, the Governance Committee and then all of the independent directors (other than Mr. Roth) asked Mr. Roth to continue to serve on the board and as Non-Executive Chairman of the board. The other independent members of the board reached this conclusion based upon their view that Mr. Roth is a strong and effective leader for the board. This view has been consistently articulated in the outside assessment done for the board in 2016 and the self-assessment the board conducted in the middle of 2017. Given the company’s ongoing, significant transformation efforts, the other independent board members concluded that it is in the best interest of the company to maintain continuity in the chairmanship role. Going forward, the Governance Committee and the other independent board members will evaluate on an annual basis whether it remains in the best interest of the company for Mr. Roth to continue to serve on the board.

Role of the Board of Directors in Risk Oversight

The board of directors is responsible for oversight of the risk assessment and risk management process. Management is responsible for risk management, including identification and mitigation planning. The company established an enterprise risk management process to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.

Both the Audit Committee and the entire board review on an ongoing basis the structure of the company’s enterprise risk management program, including the overall process by which management identifies and

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CORPORATE GOVERNANCE

manages risks. As part of this review, the board regularly provides feedback to management on its view of ways to continually improve the program. Upon the recommendation of the Governance Committee, the board of directors assigns oversight responsibility for each of the enterprise-wide risks to either a specific committee of the board, or to the full board. The board and each committee, with the exception of the Executive Committee, are responsible for oversight of one or more risks. The assignments are generally made based upon the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, the Audit Committee oversees risks relating to internal controls and the Executive Compensation Committee reviews risk analyses relating to the company’s compensation programs. With respect to cybersecurity, members of management from multiple disciplines in the company, including Information Technology, Research and Development, Legal and Privacy, and Internal Audit provide a detailed overview to the full board of the company’s cybersecurity efforts. Under its Charter, the Audit Com-

mittee has oversight of the enterprise risks relating to Information Technology function generally, and cybersecurity in particular.

Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis. On an annual basis, the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.

Management monitors the risks and determines, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks.

In addition to the formal components of the enterprise risk management program, management explicitly discusses risks with the board within the context of other topics, such as the company’s and individual unit strategies and specific aspects of the company’s current transformation efforts.

Director Independence

The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our standards of independence, which are set forth in the Governance Principles of the Board of Directors available on our website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance.” In making these determinations, the board of directors considers, among other things, whether any director or the director’s immediate family members have had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants.

Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Linda G. Alvarado, Anne M. Busquet, Roger Fradin, Anne Sutherland Fuchs, S. Douglas Hutcheson, Eduardo R. Menascé, Michael I. Roth, Linda S. Sanford, David L. Shedlarz, and David B. Snow, Jr.

Marc B. Lautenbach is not independent because he is a Pitney Bowes executive officer.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Non-Executive Chairman of the board via e-mail at boardchairman@pb.com, the Audit Committee chair via e-mail at audit.chair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700.

The board of directors has instructed the Corporate Secretary to assist the Non-Executive Chairman, Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chairman;

(ii)	If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the Corporate Secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Chairman. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)	Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the Corporate Secretary will forward written communications, as appropriate to the full board of directors, or to individual directors. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

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CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

During 2017, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met ten times in 2017, and the independent directors met in executive session, without any member of management in attendance, nine times. Each member of the board of directors serves on one or more of the five standing committees described below. As the need arises, the board may establish ad hoc committees of the board to consider specific issues. Mr. Lautenbach is a member of the Executive Committee.

The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The members of each of the board committees, and the number of meetings for each committee in 2017, are set forth in the chart below.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors then serving on the board attended the May 2017 annual meeting.

Executive
Name	Audit	Executive	Compensation	Finance	Governance
Linda G. Alvarado				X	X
Anne M. Busquet			X		X
Roger Fradin	X			X
Anne Sutherland Fuchs			X		X
S. Douglas Hutcheson	X			X
Marc B. Lautenbach		X
Eduardo R. Menascé		X	Chair		X
Michael I. Roth	X	Chair		Chair
Linda S. Sanford	X		X
David L. Shedlarz	Chair	X		X
David B. Snow, Jr.		X	X		Chair
Number of meetings in 2017	7	0	7	4	4

Audit Committee

The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees our ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities, and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.

The Audit Committee also has oversight over the information technology function, cybersecurity risks as well as compliance generally. The Audit Committee regularly discusses cybersecurity with leaders of the technology, information security, privacy and audit functions.

The board of directors has determined that the following members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC: S. Douglas Hutcheson, Michael I. Roth and David L. Shedlarz. All Audit Committee members are independent as defined under the New York Stock Exchange and SEC standards for Audit Committee independence.

Executive Committee

The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on matters concerning management of the business which may arise between scheduled board of directors meetings and as described in the committee’s charter. The committee meets on an ad hoc basis when circumstances necessitate.

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CORPORATE GOVERNANCE

Executive Compensation Committee

The Executive Compensation Committee (“Committee”) is responsible for our executive compensation policies and programs. The Committee chair frequently consults with, and the Committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO and the Chief Operating Officer (COO), and approves the same for all of our other executive officers. The Committee also recommends the “Compensation Discussion and Analysis” for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC, and reviews and approves stock grants and other stock-based compensation awards. All Executive Compensation Committee members are independent as independence for compensation committee members is defined under New York Stock Exchange and SEC standards.

Finance Committee

The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for board approval quarterly dividends, share repurchases, and other major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The committee recommends for approval by the board of directors the establishment of new retirement and post-retirement benefit plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

Governance Committee

The Governance Committee recommends nominees for election to the board of directors, recommends membership in, and functions of, the board committees, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and oversees CEO and senior management succession planning. The Governance Principles of the Board of Directors, which are posted on our website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates stockholders recommend based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications the committee identified for directors and nominees may be found under “Director Qualifications” on page 19 of this proxy statement.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 8 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the company’s By-laws. The By-laws are posted on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”

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CORPORATE GOVERNANCE

The Governance Committee assesses the contributions of each director annually, and determines the skill set for any new board members. Each committee also conducts an annual self-assessment of its performance.

The board also periodically hires an outside advisor to conduct an independent review of board effectiveness, as it did so in 2016.

Directors’ Compensation

Role of Governance Committee in Determining Director Compensation

In accordance with the Governance Principles of the board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the director compensation policy periodically and may consult from time to time with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program.

The non-employee directors’ compensation program, including the amended and restated Directors’ Stock

Plan, was last revised and approved by the stockholders effective in May 2014. At that time, the Governance Committee retained an independent compensation consultant with no other company business, Farient Advisors, to assist in its review of the director compensation program.

The Governance Committee targets director compensation to be at approximately the 50th percentile of the total compensation in the peer and broader benchmark groups and used that benchmark in establishing the 2014 compensation levels.

Highlights of the Directors’ Compensation Program:

•	Cash component paid as an annual retainer
•	Leadership premiums paid to Committee Chairmen
•	Leadership premium paid to Chairman of the board
•	Annual equity grant in the form of restricted stock units, the number of which is calculated by dividing $100,000 by the fair market value of a share of the company’s common stock as of the award date
•	Each non-employee director is subject to a stock ownership requirement equal to five times the annual cash retainer, $375,000, to be attained over a five-year period

Directors’ Fees

Each non-employee director receives an annual retainer of $75,000 for board service and an additional retainer for service on the committees to which he or she is assigned. The Non-Executive Chairman of the Board receives an additional retainer of $100,000 commensurate with the additional responsibilities required of the chairman role.

Annual retainers for committee service are: $12,000 for service on the Audit Committee (with the Committee Chairman receiving an additional annual retainer of $12,000); $10,500 for service on the Executive Compensation Committee (with the Committee Chairman receiving an additional annual retainer of $10,500);

$9,000 for service on the Governance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000); and $9,000 for service on the Finance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000).

A meeting attendance fee of $2,000 is paid with respect to meetings of the Executive Committee. The Executive Committee did not meet in 2017.

All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Stock under the Director’s Compensation Program

Under the amended and restated Directors’ Stock Plan, each non-employee director received an award of restricted stock units with a fair market value of $100,000 on the date of grant, which are fully vested one year after the date of grant. (Directors appointed by the board to fill a vacancy during the year receive a prorated grant of restricted stock units as described in the Directors’ Stock Plan.) The units have no voting rights until they are converted to shares of common stock. Each non-employee director receives a quarterly cash payment equal to the amount that would have been paid as a dividend with respect to shares represented by the restricted stock units held as of the record date for the payment of the common stock dividend. Non-employee directors may elect to defer the conversion of restricted stock units to shares until the date of termination of service as a director.

Shares shown in the table on page 17 of this proxy statement disclosing security ownership of directors and executive officers include shares granted to the directors under the Directors’ Stock Plan.

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CORPORATE GOVERNANCE

Director Stock Ownership Requirement

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of company common stock with a market value of five times the base retainer, or $375,000, within five years of becoming a director of Pitney Bowes. The directors’

stock ownership guidelines are available within the Governance Principles on our Corporate Governance website at www.pitneybowes.com under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”

Directors’ Deferred Incentive Savings Plan

We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of sev-

eral institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan.

Directors’ Equity Deferral Plan

Directors may elect to defer all of their equity portion of their compensation on an annual basis. Deferral of restricted stock units (RSU) defers settlement of the RSUs into company common stock until termination from board service. RSU awards, whether deferred or not, vest on the first anniversary of the award. Deferred

RSUs continue to receive dividend equivalents. Deferred RSUs do not have any voting rights until converted into common stock. Deferred RSUs are converted into company common stock upon the expiration of 90 days following termination of board service.

Directors’ Retirement Plan

The board discontinued the Directors’ Retirement Plan, with all benefits previously earned by directors frozen as of May 12, 1997.

Linda G. Alvarado is the only current director who is eligible to receive a retirement benefit under the plan after termination of service on the board of directors. As of the date the plan was frozen, she had completed five years of service as a director, the minimum years of service required to receive an annual retirement benefit of 50% of her retainer as of May 12, 1997. Therefore, she will receive an annual benefit of $15,000 after termination from board service.

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CORPORATE GOVERNANCE

DIRECTOR COMPENSATION FOR 2017

			Change in
			Pension Value
			and Nonqualified
	Fees Earned or	Stock	Deferred	All Other
	Paid in Cash	Awards	Compensation	Compensation
Name	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)
Linda G. Alvarado	93,000	100,000	15,590	10,965	219,555
Anne M. Busquet	94,500	100,000	0	10,965	205,465
Roger Fradin	96,000	100,000	0	4,577	200,577
Anne Sutherland Fuchs	94,500	100,000	0	4,577	199,077
S. Douglas Hutcheson	96,000	100,000	0	13,827	209,827
Eduardo R. Menascé	105,000	100,000	0	13,827	218,827
Michael I. Roth	205,000	100,000	0	7,077	312,077
Linda S. Sanford	97,500	100,000	0	4,577	202,077
David L. Shedlarz	108,000	100,000	0	7,880	215,880
David B. Snow, Jr.	103,500	100,000	0	10,525	214,025
(1)	Each non-employee director receives an annual retainer of $75,000 ($18,750 per quarter). The non-executive chairman receives an additional annual retainer of $100,000 ($25,000 per quarter). Each committee member receives the following annual retainer: $12,000 for Audit, $10,500 for Executive Compensation and $9,000 each for Finance and Governance. The committee chairmen receive an additional retainer of equal amounts for their respective committees.
(2)	Represents the grant date fair value of 6,309 restricted stock units granted on May 8, 2017. The number of restricted stock units was derived by dividing $100,000 by $15.85, the closing price on May 8, 2017 on the New York Stock Exchange. Neither restricted stock nor stock options were awarded to non-employee directors during 2017. See Note 21 “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for the valuation assumptions used in determining the fair value of equity grants. Since the Company does not issue fractional shares, total shares issued to non-employee directors are determined by dividing $100,000 by the closing share price on May 8, 2017 and rounding to the nearest whole number.
(3)	Ms. Alvarado is the only non-employee director who served on the board of directors during 2017 eligible to receive payments from the discontinued Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board of directors. In 2017, Ms. Alvarado experienced an increase of $15,590 in her pension value. The increase in present value in 2017 is primarily driven by the decrease in discount rate (from 4.20% at December 31, 2016 to 3.70% at December 31, 2017) and the one year decrease in the deferral period.
(4)	During 2017, dividend equivalents were paid quarterly in cash to non-employee directors with respect to (a) the first quarter on the award of 5,485 restricted stock units granted in May 2016 and (b) the second, third and fourth quarter on the 6,309 restricted stock units granted in May 2017. In addition, with respect to Mmes. Alvarado and Busquet and Messrs. Hutcheson, Menascé, Shedlarz, and Snow, dividend equivalents were paid with respect to the vested restricted stock units previously deferred. Mr. Roth utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2017. The company matches individual contributions by non-employee directors, dollar for dollar up to a maximum of $5,000 per board member per calendar year. For Mr. Roth, the amount shown in this column includes a company match of $2,500 made in 2017.

Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the SEC (related persons).

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. It is the expectation and policy of the board of directors that any related-person transactions will be at arms’ length and on terms that are fair to the company.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.	Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.	A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction

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CORPORATE GOVERNANCE

arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.	Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

Stanley J. Sutula, III, Executive Vice President and Chief Financial Officer, is an executive officer of the company. His brother, Troy Sutula, holds the position of Vice President, Parcel Services—Presort Services. The value of Troy Sutula’s annual compensation is approximately $255,450.

Compensation Committee Interlocks and Insider Participation

During 2017, there were no Executive Compensation Committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

		Shares	Options
Title of		Deemed to	Exercisable
Class of		be Benefically	Within
Stock	Name of Beneficial Owner	Owned(1)(2)(3)(4)	60 days(4)	% of Class
Common	Linda G. Alvarado	51,633	9,888	*
Common	Anne M. Busquet	30,087	9,888	*
Common	Roger Fradin	24,863	0	*
Common	Anne Sutherland Fuchs	33,629	0	*
Common	S. Douglas Hutcheson	27,960	13,704	*
Common	Eduardo R. Menascé	37,796	13,704	*
Common	Michael I. Roth	54,480	0	*
Common	Linda S. Sanford	25,387	0	*
Common	David L. Shedlarz	40,341	4,403	*
Common	David B. Snow, Jr.	31,920	9,301	*
Common	Marc B. Lautenbach	1,816,519	1,575,344	*
Common	Michael Monahan	1,230,345	1,040,317	*
Common	Roger Pilc	108,795	68,380	*
Common	Mark L. Shearer	150,097	61,248	*
Common	Stanley J. Sutula III	187,881	187,881	*
Common	All executive officers and directors as a group (22)	4,777,626	3,685,778	2.50%
*	Less than 1% of Pitney Bowes Inc. common stock.
(1)	These shares represent common stock beneficially owned as of March 1, 2018 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 187,103,143 shares of our common stock outstanding as of March 1, 2018. No director or executive officer owns shares of $2.12 convertible preference stock.
(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan.
(4)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2018 by exercising outstanding stock options or through the conversion of restricted stock units into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”
(5)	Mr. Lautenbach’s total includes three open market purchases of company stock using his personal funds: (i) 4,739 shares (approximately $70,015) made in November 2016 (ii) 12,007 shares (approximately $250,000) made in October 2015 and (iii) 66,000 shares (approximately $1,000,000) made in May 2013.

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CORPORATE GOVERNANCE

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,516,241(2)	11.0%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	16,117,328(3)	8.63%
(1)	There were 187,103,143 shares of our common stock outstanding as of March 1, 2018.
(2)	As of December 31, 2017 BlackRock, Inc. disclosed sole voting power with respect to 19,784,568 shares and sole dispositive power with respect to 20,516,241 shares. The Aggregate amount beneficially owned by each reporting person was 20,516,241 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on January 19, 2018.
((3)	As of December 31, 2017, The Vanguard Group, Inc. disclosed sole voting power of 97,968 shares, shared voting power of 22,429 shares, sole dispositive power of 16,011,359 shares and shared dispositive power of 105,969 shares. The aggregate amount beneficially owned by each reporting person was 16,117,328 shares. The foregoing information is based on a Schedule 13G/A filed with the SEC on February 9, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. Based solely on a review of such forms and amendments furnished to us and written representations that no other reports were required, we believe that all such forms have been timely filed for 2017.

18

Proposal 1: Election of Directors

Director Qualifications

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of our stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.

The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the annual stockholders meeting.

The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.

The board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with our interests.

Among other things, the board of directors has determined that it is important that the board should include members with the following skills and experiences:

•	Financial acumen for evaluation of financial statements and capital structure.

•	International experience and experience with emerging markets to evaluate our global operations.

•	Software and technology acumen, coupled with in-depth understanding of our business and markets, to provide counsel and oversight with regard to our strategy.

•	Operating experience, providing specific insight into developing, implementing and assessing our operating plan and business strategy.

•	Human resources experience, including executive compensation experience to help us attract, motivate and retain world-class talent.

•	Corporate governance experience at publicly traded companies to support the goals of transparency, accountability for management and the board, and protection of stockholder interests.

•	Understanding of customer communications and marketing channels to support our client focus and customer communications and marketing strategy.

•	Turnaround experience to help us assess opportunities to reposition certain of our businesses.

•	Leadership to motivate others and identify and develop leadership qualities in others.

When evaluating and recommending new candidates, the Governance Committee assesses the effectiveness of its criteria and considers whether there are any skill gaps that should be addressed.

The board conducts a self-assessment of its effectiveness as well as each of its members annually. Each committee also conducts a self-assessment of its performance annually. The board also periodically hires an outside advisor to conduct an independent review of how the board functions and to provide feedback based on that review, as it did in 2016.

Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director, including biographical information, appears on the following pages.

19

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Directors are elected to terms of one year. The board of directors has eleven members whose terms expire in 2018. Upon determining to fill an open board position, the board considers candidates submitted by outside independent recruiters, directors, members of management and others. Each of the nominees for election at the 2018 annual meeting of stockholders is a current board member and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2018 annual meeting of stockholders, each of the nominees would serve until the 2019 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.

Information about each nominee for director as of March 1, 2018, is set forth below.

Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the eleven director nominees.

Vote Required; Recommendation of the Board of Directors

In accordance with our By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. The Board of Directors Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Nominees

Director since: 1992 Committees: Finance; Governance

Linda G. Alvarado

President and Chief Executive Officer, Alvarado Construction, Inc., a commercial general contractor, development, design/build, and construction management company in the United States and internationally, since 1978. Ms. Alvarado is also an owner of the Colorado Rockies Major League Baseball Club and President of Palo Alto, Inc. and the Alvarado Restaurant Entities which owns and operates YUM! Brands restaurants in multiple states. (Formerly a director of 3M Company, Lennox International Inc., The Pepsi Bottling Group Inc. and Qwest Communications International Inc.)

Ms. Alvarado, 66, brings to the board of directors her significant operational experience as a principal of several diverse business enterprises, as well as an understanding of marketing, finance, shipping, transportation and product delivery, workforce and human resources issues. Ms. Alvarado’s experience as a member of other public company boards of directors contributes to her understanding of global public company issues, including those relating to international markets and government affairs.

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PROPOSAL 1: ELECTION OF DIRECTORS

Director since: 2007 Committees: Executive Compensation; Governance

Anne M. Busquet

Principal, AMB Advisors, LLC, an independent consulting firm, since 2006; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. (Also a director of Medical Transcription Billing Corp. and InterContinental Hotels Group PLC and Elior Group. Formerly a director of Meetic S.A. and Blyth, Inc.)

Ms. Busquet, 68, has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Director since: 2012 Committees: Audit; Finance

Roger Fradin

Retired, Vice Chairman, Honeywell International Inc., a diversified technology and manufacturing company, since February, 2017. Formerly president and chief executive officer of Honeywell Automation and Control Solutions, a division of Honeywell. Currently, Operating Executive with The Carlyle Group, one of the largest global Private Equity firms. (Also a director of Harris Corporation and MSC Industrial Direct Co., Inc.)

Mr. Fradin, 64, as a retired senior executive of a major diversified technology and manufacturing company, with substantial experience as the chief executive officer of its $17 billion Automation and Control Solutions division, brings to the board significant operational experience, financial expertise, and experience in capital markets, product development, and marketing, including in international markets. He possesses a strong entrepreneurial background, with experience in driving robust growth for businesses under his leadership, and has deep experience in entering new markets, both organically and through acquisition.

Director since: 2005 Committees: Executive Compensation; Governance

Anne Sutherland Fuchs

Consultant to private equity firms. Formerly group president, Growth Brands Division, Digital Ventures, a division of J. C. Penney Company, Inc., a retailer, November 2010 – April 2012; former Chair of the Commission on Women’s Issues for New York City, 2002 – 2013. (Also a director of Gartner, Inc.)

Ms. Fuchs, 70, has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

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PROPOSAL 1: ELECTION OF DIRECTORS

Director since: 2012 Committees: Audit; Finance

S. Douglas Hutcheson

Senior Advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm. Formerly Chief Executive Officer of Laser, Inc., a private held technology company (March 2014 – May 2017) and also former Chief Executive Officer of Leap Wireless International, Inc., a provider of wireless services and devices through its subsidiary, Cricket Communications, Inc. (February 2005 – March 2014). (Also a director of InterDigital, Inc. Formerly a director of Leap Wireless International, Inc.)

Mr. Hutcheson, 61, brings to the board of directors significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company. His broad business background includes strategic planning and product and business development and marketing. His expertise in developing and executing successful wireless strategies is an asset to Pitney Bowes as more products and services are transitioned to the cloud. In addition, his experience as a public company chief executive contributes to his knowledge of corporate governance and public company matters.

Director since: 2012 Committees: Executive

Marc B. Lautenbach

President and Chief Executive Officer of Pitney Bowes Inc. since December 3, 2012. Formerly, Managing Partner, North America, Global Business Services, International Business Machines Corporation (IBM), a global technology services company, 2010 – 2012, and General Manager, IBM North America, 2005 – 2010. (Also a director of Campbell Soup Company.)

Mr. Lautenbach, 56, as a former senior operating executive at a global technology services company, possesses substantial operational experience, including in technology services, software solutions, application development, and infrastructure management, as well as marketing, sales and product development. Mr. Lautenbach has extensive experience working with a breadth of client segments, including in the small and medium sized business segment and public and enterprise markets. He also has significant international experience.

Director since: 2001 Committees: Chair, Executive Compensation; Executive

Eduardo R. Menascé

Co-chairman, The Taylor Companies, a privately held organization that provides advisory services in mergers, acquisitions and divestitures, since April 2014. Retired president, Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications, since 2006. (Also a director of Hillenbrand, Inc. Formerly a director of John Wiley & Sons, Inc., KeyCorp. and Hill-Rom Holdings)

Mr. Menascé, 72, has broad experience as a former senior executive responsible for a significant international operation of a public company, as well as experience in senior leadership positions with a number of European and Latin American businesses, including business operations, finance and capital markets, international and emerging markets, technology, customer communications and marketing channels, and executive compensation. His experience on other public company boards contributes to his knowledge of public company matters.

22

PROPOSAL 1: ELECTION OF DIRECTORS

Director since: 1995 Committees: Chair, Executive; Chair, Finance; Audit

Michael I. Roth

Chairman and Chief Executive Officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company, since 2005. (Also a director of Ryman Hospitality Properties, Inc. and The Interpublic Group of Companies, Inc.)

Mr. Roth, 72, has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of The Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance, and executive compensation.

Director since: 2015 Committees: Audit; Executive Compensation

Linda S. Sanford

Retired Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, since December 31, 2014. Prior to her leadership role as senior vice president, enterprise transformation, which she held from January 2003 to December 31, 2014, Ms. Sanford was senior vice president & group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. (Also a director of RELX Group and Consolidated Edison, Inc.)

Ms. Sanford, 65, with extensive experience as a senior executive in a public global technology company, possesses a broad range of experience, including in technology, innovation and global operations. Ms. Sanford has significant expertise in business transformation, information technology infrastructure, and global process integration.

Director since: 2001 Committees: Chair, Audit; Executive; Finance

David L. Shedlarz

Retired Vice Chairman of Pfizer Inc., a pharmaceutical company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. (Also a director of Teachers Insurance and Annuity Association, Teladoc, Inc., and The Hershey Company.)

Mr. Shedlarz, 69, has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

23

PROPOSAL 1: ELECTION OF DIRECTORS

Director since: 2006 Committees: Chair, Governance; Executive; Executive Compensation

David B. Snow, Jr.

Chairman and Chief Executive Officer, Cedar Gate Technologies, Inc., a provider of analytic and information technology services to doctor, hospital, and self-insured employer organizations entering risk-based reimbursement arrangements, since February 2014. Mr. Snow is chairman of Teladoc, Inc., one of the largest telemedicine companies in the United States, since July 2015. Until April 2012, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. (Also a director of Teladoc, Inc. Formerly a director of Medco Health Solutions, Inc.)

Mr. Snow, 63, in addition to his experience as the chief executive officer of a public company, has a strong background in operations, having served in senior leadership positions at several companies including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow also brings to the board of directors a broad range of experience, including finance and capital markets, emerging technologies, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, corporate governance, and product development.

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Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in November 2016. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The Committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, selecting the lead engagement partner, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. Three of the five members of the committee have the requisite experience to be designated as an Audit Committee financial expert as defined by the rules of the Securities and Exchange Commission.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

In determining whether to recommend that the stockholders ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Pitney Bowes’ independent accountants for 2018, management and the committee, as they have done in prior years, engaged in a review of PricewaterhouseCoopers. In that review, the committee considers the continued independence of PricewaterhouseCoopers, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any Securities and Exchange Commission actions and other legal issues as well as PCAOB inspection reports. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PricewaterhouseCoopers and the other “Big Four” accounting firms; (2) an assessment of whether firms outside of the “Big Four” should be considered; and (3) a detailed analysis of the PricewaterhouseCoopers’ fees. In addition, PricewaterhouseCoopers reviews with the committee its analysis of its independence. Based on the results of this review this year, the committee concluded that PricewaterhouseCoopers is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PricewaterhouseCoopers, who have been independent accountants of the company since 1934, to serve as Pitney Bowes’ independent registered accounting firm for 2018.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission on February 22, 2018.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
Roger Fradin
S. Douglas Hutcheson
Michael I. Roth
Linda S. Sanford

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Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2018

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2018. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers is expected to attend the annual meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2017 and 2016, were (in millions):

	2017	2016
Audit	$5.9	$5.7
Audit-Related	4.2	1.5
Tax	.5	.5
Total	$10.6	$7.7

Audit fees: The Audit fees for the years ended December 31, 2017 and 2016 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related fees: The Audit-Related fees for the years ended December 31, 2017 and 2016 were for audits of selected subsidiaries not included in “audit” above, the Newgistics acquisition, assurance and related services related to employee benefit plan audits, procedures performed for SSAE 18 reports, consultations concerning financial accounting and reporting standards and for assessing and advising in the pre-implementation of the new ERP system. The 2017 increase was primarily due to the Newgistics acquisition and audits of selected subsidiaries not included in “audit” above.

Tax fees: The Tax fees for the years ended December 31, 2017 and 2016 were for services related to tax com-

pliance, including the preparation and/or review of tax returns and claims for refunds.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the Committee’s policy requires pre-approval of the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; assessment of and making recommendations for improvement in internal accounting controls and selected related advisory services. The Audit Committee delegates to its Chairman the authority to address requests for pre-approval services between Audit Committee meetings, if it is deemed necessary to commence the service before the next scheduled meeting of the Audit Committee. Such pre-approval decisions are discussed at the next scheduled meeting. The Committee will not approve any service prohibited by regulation or for services which, in their opinion, may impair PricewaterhouseCoopers’ independence. In each case, the Committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the Committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the Committee or its chair.

Vote Required; Recommendation of the Board of Directors

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2018.

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Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement.

This proposal, commonly known as a “Say-On-Pay” proposal, provides our stockholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our NEOs for fiscal year 2017 as described in the “Compensation Discussion and Analysis” or (CD&A) beginning on page 39 of this proxy statement, as well as the “Summary Compensation Table” and other related compensation tables and narratives, on pages 62 through 71 of this proxy statement.

The stockholders have approved the board of directors’ recommendation to hold advisory votes to approve executive compensation annually. At the company’s annual meeting of stockholders in 2017, stockholders voted in favor of the company’s executive compensation by 97.5% of the votes cast.

The Executive Compensation Committee (Committee) and the board of directors believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our compensation program appropriately aligns pay and performance incentives with stockholder interests and enables the company to attract and retain talented executives. The company and the Committee have reached out to stockholders to solicit their views on the company’s executive compensation structure.

As discussed in the CD&A, the Committee has structured our executive compensation program based on the following central principles:

(1)	Compensation should be tied to performance and long-term stockholder return and performance-based compensation should be a greater part of total compensation for more senior positions;
(2)	Compensation should reflect leadership position and responsibility;
(3)	Incentive compensation should reward both short-term and long-term performance;
(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and
(5)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Strong Pay for Performance and Governance Practices

•	88% of our CEO’s target total direct compensation, and 76% of target total direct compensation for the other named executive officers, is variable, and is subject to financial performance metrics.
•	More than two-thirds of the total compensation paid to our CEO, and half of the total compensation paid to the NEOs, is equity-based and aligned with shareholder interests;
•	100% of the 2017 long-term incentive mix is equity-based;
•	100% of the annual incentive and long-term incentive program is based on financial objectives;
•	No employment agreements with our executive officers;
•	No tax gross-ups on Change-of-Control payments;
•	No special arrangements whereby extra years of prior service are credited under our pension plans;
•	No perquisites other than limited financial counseling and an executive physical examination benefit;
•	“Double-trigger” vesting provisions in our Change-of-Control arrangements;
•	A “clawback” policy that permits the company to recover incentives from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;
•	Prohibitions against pledging and hedging of our stock;
•	Executive stock ownership policy that aligns executives’ and directors’ interests with those of stockholders, recently expanded to: (i) include more senior executives, and (ii) count only vested shares toward stock holding requirement;
•	Separate roles of CEO and chairman of the board of directors;
•	An annual risk assessment of our pay practices;
•	An annual stockholder advisory vote on executive compensation;
•	A direct line of communication between our stockholders and the board of directors;
•	Use of tally sheets to review each component of executive officer compensation;
•	Use of two independent third-party compensation surveys (Radford Global Technology Survey and Willis Towers Watson Regressed Compensation Report) in determining the competitiveness of executive compensation;
•	Use of an independent compensation consultant that advises the Committee directly on the company’s compensation structure and actions and performs no other services for the company;
•	Enhanced disclosure of performance targets; and
•	Investor outreach regarding governance and executive compensation in spring and fall of each year.

We have for the past several years regularly contacted many of our stockholders to give them an opportunity to share their views about our executive compensation program. In the spring of 2017, we reached out to stockholders representing approximately 49% of outstanding company shares, and in the fall of 2017, we reached out to stockholders representing approximately 51% of outstanding company shares to answer questions concerning the 2017 proxy statement, including the executive compensation program. Over the past few years, the Committee has implemented features in the executive compensation program that directly related to comments received from the stockholders. We also invite our largest stockholders to provide input on executive compensation matters during the month prior to our annual meeting.

The CD&A beginning on page 39 of this proxy statement describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narratives on pages 62 through 71, which provide detailed information on the compensation of our NEOs.

We also invite stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on February 22, 2018, which describes our business and 2017 financial results in more detail.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the 2018 Annual Meeting:

RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in this proxy statement for the company’s 2018 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say-On-Pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next “Say-on-Pay” advisory vote will occur at the 2019 annual meeting based on the recommended advisory vote on the frequency of future advisory votes on executive compensation.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Vote Required; Recommendation of the Board of Directors

The vote to approve executive compensation is an advisory vote. The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

The board of directors recommends that stockholders vote FOR the approval of our executive compensation on an advisory basis.

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Proposal 4: Approval of the Pitney Bowes Inc. 2018 Stock Plan

The board of directors recommends that stockholders approve the Pitney Bowes Inc. 2018 Stock Plan (the 2018 Stock Plan). Based upon the recommendation of the Executive Compensation Committee (“Committee”), the board unanimously approved the 2018 Stock Plan in February, 2018 and approved the maximum shares to be provided under the 2018 Stock Plan. The 2018 Stock Plan will become effective May 7, 2018 subject to stockholder approval at our annual meeting. The 2018

Stock Plan would govern grants of stock-based awards to employees, which is an important component of our compensation program encouraging the alignment of executive compensation with stockholder interests. The complete text of the 2018 Stock Plan approved by the board of directors is attached as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Why we believe you should approve the 2018 Stock Plan

The 2018 Stock Plan is designed to align the interest of employees with those of the stockholders and support the company’s long-term business objectives through the ownership of stock in the company and to attract, motivate and retain experienced and highly qualified employees who will contribute to the company’s long-term success. Awards can be made in the form of performance stock units (PSUs), restricted stock units (RSUs), options, stock appreciation rights (SARs), restricted stock and other stock-based awards granted under the 2018 Stock Plan, any of which may be subject to the achievement of performance conditions.

Equity compensation is an essential part of our compensation program to help us attract and retain talent in order to deliver our strategy and create stockholder value. We believe our future success depends on our ability to attract, motivate and retain high quality employees and approval of the 2018 Stock Plan is critical to achieving this success.

The use of our stock as part of our compensation program is also important because it fosters a pay-for-per-

formance culture, which is an essential element of our overall compensation program. We believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on our stock performance.

Finally, we believe that we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity and, therefore, we have carefully managed our equity incentive compensation. Our equity compensation practices are targeted to be consistent with the market median, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described further below.

The board believes that continuing to offer employees equity-based incentive compensation is consistent with the company’s compensation philosophy. If approved, the 2018 Stock Plan will replace our 2013 Stock Plan with respect to future awards.

2018 Stock Plan Highlights

While the 2018 Stock Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility, currently awards largely consist of PSUs, RSUs and nonqualified stock options.

Provisions Designed to Protect Stockholder Interests

The 2018 Stock Plan has several provisions designed to protect stockholder interests and promote effective corporate governance including:

•	Limit on grants of full-value awards;
•	Prohibition on share recycling or “Liberal Share Counting” practices;
•	No re-pricing of stock options or SARs without prior stockholder approval;
•	Stock options and SARs cannot be granted below 100% of fair market value;
•	Maximum term for stock options and SARs is 10 years;
•	Generally, a minimum three-year vesting for time-based full-value awards and stock options;
•	Minimum one-year performance period for performance-based awards;
•	Change-in-Control definition that requires either a 30% acquisition or a consummation of a transaction;
•	“Double-trigger” requirement under a Change-in-Control;
•	No “evergreen” provision to automatically increase the number of shares issuable under the 2018 Stock Plan; and
•	Clawback policy applicable to awards under the 2018 Stock Plan.

Determination of the Shares Available and Award Limits under the 2018 Stock Plan

In order to decide upon a number of the 2018 Stock Plan features, the Committee consulted Pay Governance LLC, its independent compensation advisor. Pay Governance examined a number of factors, including stockholder dilution, burn rate, and overhang. The Committee considered Pay Governance’s analysis and advice in reaching its decision on the total number of shares to authorize under the 2018 Stock Plan.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

A maximum of 14,000,000 shares (subject to adjustment as described below) will be available for issuance under the 2018 Stock Plan for PSUs, RSUs, stock options, SARs, restricted stock and any other type stock-based awards issued under the 2018 Stock Plan. In addition to the number of shares described in the preceding sentence, any shares associated with outstanding awards under the Prior Plans as of May 6, 2018 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares) will also be available for issuance under the 2018 Stock Plan. Any shares authorized but not awarded under the current 2013 Stock Plan will be extinguished under that plan upon approval of the 2018 Stock Plan. “Prior Plans” means the Pitney Bowes Inc. 2007 Stock Plan and the Pitney Bowes Inc. 2013 Stock Plan.

Of the maximum number of shares available for issuance under the 2018 Stock Plan, no more than 7,000,000 shares in the aggregate may be issued pursuant to grants other than options or SARs during the term of the 2018 Stock Plan. An employee may receive multiple awards under the 2018 Stock Plan.

A maximum of 1.5 million shares that are the subject of awards (other than tandem SARs) may be granted under the Plan to any individual during any calendar year.

Shares delivered under the 2018 Stock Plan will be authorized but unissued shares of Pitney Bowes common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares is forfeited, cancelled, returned to the company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the 2018 Stock Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2018 Stock Plan. However, any shares exchanged by an employee or withheld from an employee as full or partial payment to the company of the exercise price or the tax withholding upon exercise or settlement of an award, unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option, and shares repurchased on the open market with the proceeds of an option exercise will not be returned to the number of shares available for issuance under the 2018 Stock Plan.

The board believes that 14,000,000 shares, 7,000,000 of which are reserved for full value share awards, represents a reasonable amount of potential equity dilution (7.0% of our common shares outstanding as of December 31, 2017) and provides a meaningful incentive for employees to increase the value of the company for all stockholders. Based on our past experience, we believe the 14,000,000 shares will provide us an opportunity to grant equity awards for approximately two years before we would need to seek stockholder approval of more shares. In order to determine the number of shares to be authorized under the 2018 Stock Plan, the Committee and the board considered the need for the shares and the potential dilution that awarding the requested shares may have on current stockholders.

Equity Overhang

After the February 2018 grant, which utilized approximately 4,109,318 shares, there is a balance of 13,369,229 available for issuance under the Prior Plans, which will be extinguished upon approval of the 2018 Plan to the extent not issued prior to May 7, 2018. If approved, the 14,000,000 shares available under the 2018 Stock Plan would represent approximately 7.5% of 186,603,738 common shares outstanding as of December 31, 2017. No further grants would be made under the 2013 Stock Plan upon the approval of the 2018 Stock Plan. Assuming the approval of the 2018 Stock Plan and the extinguishment of shares from Prior Plans as described above, the potential equity overhang from all stock incentives granted and available to employees and directors would be approximately 13.8%. The equity overhang under the Prior Plans as of December 31, 2017 was 13.9%.

In considering the cumulative dilutive impact of the equity program, the Committee considered the overhang impact of previously issued awards. Included in the equity overhang calculation are options with exercise prices greater than the current share price. “Overhang” is defined as:

•	outstanding stock options, plus
•	outstanding full value awards, such as RSUs, plus
•	the number of shares available for future grants under our 2014 Directors’ Plan and the proposed 2018 Stock Plan (disregarding the remaining unissued 2013 Stock Option Plan shares because no future grants would be made if the 2018 Stock Plan is approved),
•	collectively divided by:
◦ 187,103,143 (the total outstanding shares of common stock as of March 2, 2018) plus
◦ all shares in the numerator.

As of December 31, 2017, there were 14,291,116 shares outstanding under the Prior Plans (of which 3,796,077 are subject to awards of stock units and shares of restricted stock, and 10,495,039 are subject to awards of stock options). As of December 31, 2017, the weighted average exercise price of outstanding stock options was $21.67 and the weighted average remaining term of outstanding stock options was 4.9 years.

As of March 2, 2018 and inclusive of the February 2018 grant, there are approximately 15,893,080 shares outstanding under Prior Plans (of which 5,191,436 are full value shares and 10,701,644 are stock options). The total common shares outstanding is 187,103,143 as of March 2, 2018. The weighted average exercise price of outstanding stock options and the weighted average remaining term of outstanding stock options are estimated at approximately $18.10 and 5.8 years.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

Burn Rate

The Committee also considered the burn rate with respect to the equity awards. The burn rate is the total equity awards we granted in a fiscal year plus units earned all divided by the total weighted average common shares outstanding at the end of the year. Our three-year average burn rate for the time period from

2015 to 2017 is approximately 2.5%, which is generally consistent with burn rate practices of the Equilar 500 (source: 2017 Equilar Equity Compensation Trends report). We will continue to monitor our equity use in future years to ensure our burn rate is maintained within competitive market norms. The Committee was satisfied that the burn rate over the past three years was at an acceptable level. See table below for additional detail.

Estimated 2015–2017 Burn Rate

Fiscal Year	Stock Options granted	RSUs granted	PSUs (Earned)	Total Shares Granted / Earned(1)	Wtd. Avg. CSO (Common Shares Outstanding)	Burn Rate
2015	200,000	809,436	—	2,223,590	199,835,000	1.11%
2016	1,758,760	826,546	—	3,825,125	187,945,000	2.04%
2017	2,553,510	1,995,473	258,685	8,188,905	186,332,010	4.39%
			3-Year Average Burn Rate (2015 – 2017)			2.51%

(1)	Uses a multiplier of 2.5 consistent with ISS calculation of 1 full value shares of PBI stock to 2.5 options.

2018 Stock Plan Terms and Conditions

2018 Stock Plan Administration

The 2018 Stock Plan is administered by the Executive Compensation Committee or any other committee designated by the board of directors to administer the 2018 Stock Plan. The board of directors and the Committee have the authority to delegate their duties under the 2018 Stock Plan to the fullest extent permitted by Delaware law. The Committee may delegate certain administrative tasks to an internal administrative employee benefits committee. Any power of the Committee may also be exercised by the board of directors. In the event that an action taken by the board of directors conflicts with action taken by the Committee, the board of directors’ action will control. The Committee is authorized to designate employees under the 2018

Stock Plan, determine the number of shares and type(s) of awards granted to employees, determine the terms and conditions of awards, interpret and administer the 2018 Stock Plan, establish, amend, suspend, rescind or reconcile rules and regulations under the 2018 Stock Plan, and generally make any other determination and take any other action the Committee deems necessary or desirable for the administration of the 2018 Stock Plan. The board determines all awards made to the CEO and COO. The Committee has delegated certain of its responsibilities under the 2018 Stock Plan, including the authority to make awards to employees below the executive officer level, to the chief executive officer as consistent with Delaware law.

Eligibility and Participation

Approximately 14,000 employees of the company and its affiliates are eligible to participate in the 2018 Stock Plan (Newgistics employees are not yet eligible), and approximately 650 employees (including the executive officers of the company) currently receive long-term incentive awards in a given year. These numbers may vary from year to year. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

Types of Plan Awards

The 2018 Stock Plan, like our prior equity plans, provides for a variety of equity instruments to preserve flexibility. The types of awards that may be issued under the 2018 Stock Plan are described below. Since 2015, the company has utilized PSUs, RSUs and nonqualified stock options in making awards under its long-term incentive program.

Performance Stock Units

PSUs provide the employee the right to receive Pitney Bowes common stock at the conclusion of a specified performance period (generally three years) based upon certain pre-established performance criteria. Based on how the company performs against the pre-established financial criteria, the award can pay out in common

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

stock anywhere between zero to two times the PSUs awarded. Target payout is one common share per PSU awarded. Dividend equivalent rights are payments equivalent to dividends declared on the company’s common stock before a stock unit vests and is converted into common stock. Although it has not been the company’s past practice to grant dividend equivalents, PSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has vested.

Restricted Stock and Stock Units

A restricted stock award represents shares of Pitney Bowes common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. On the other hand, a Restricted Stock Unit provides the employee the right to receive a payment in common stock or cash based on the value of a share of Pitney Bowes common stock. Both restricted stock and stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Generally, we issue performance-based, time-vested restricted stock and RSU awards which vest pro-rata over a period of approximately three years. Vesting requirements may be based on the continued service of the employee for specified time periods and/or on the attainment of specified business performance goals established by the Committee. Restricted stock will pay dividends earned only after the restricted stock vests. Although it has not been the company’s past practice to grant dividend equivalents, RSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has been vested.

Stock Options

Stock options granted under the 2018 Stock Plan may be either non-qualified stock options (NSOs) or incentive stock options (ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended (Code). Stock options entitle the employee to purchase a share of Pitney Bowes common stock at an exercise price specified in the Award Agreement (including through net settlement or a cashless exercise through a broker facility, to the extent permitted by the Committee). The exercise price of any stock option granted, other than substitute awards or tandem SARs, may not be less than 100% of the fair market value of a share of Pitney Bowes common stock on the date of grant. The 2018 Stock Plan defines the fair market value as the closing price of Pitney Bowes common stock on the date of grant as reported by the New York Stock Exchange. The option exercise price is payable in cash, shares of Pitney Bowes common stock, through a broker-assisted cashless exercise through share withholding or as otherwise permitted by the Committee.

The Committee determines the terms of each stock option grant at the time of the grant. Generally, all options have a ten-year term from the date of the grant. The Committee specifies, at the time each option is granted, the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the employees for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Generally vesting of stock options occurs pro-rata over a three-year period. Under certain circumstances, the Committee may accelerate the vesting of options.

With certain exceptions, a vested stock option expires three months after termination of employment.

Stock Appreciation Rights

SARs entitle the employee, upon settlement, to receive a payment based on the excess of the fair market value of a share of Pitney Bowes common stock on the date of settlement over the base price of the right, multiplied by the applicable number of SARs of Pitney Bowes common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Pitney Bowes common stock on the date of grant. The Committee will determine the vesting requirements, form of payment and other terms of a SAR, including the effect of termination of service of an employee. Vesting may be based on the continued service of the employee for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of SARs. Generally, all SARs have a ten-year term from the date of the grant. SARs may be payable in cash or in shares of Pitney Bowes common stock or in a combination of both.

The company does not currently have any SARs outstanding.

Other Stock Based Awards

The Committee may grant employees such other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Pitney Bowes common stock (including without limitation securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the 2018 Stock Plan.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

Performance-Based Awards

Subject to the other terms of the 2018 Stock Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any award, in whole or in part, upon the achievement of performance criteria during one or more specified performance periods. The performance criteria may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee.

Performance criteria may include any one or more of the following either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit, subsidiary, division or department:

(i) achievement of cost control, (ii) earnings before interest and taxes (EBIT), (iii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations, (x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment (including return on invested capital), (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, (xxi) total stockholder return, or (xxii) any other performance criteria established by the Committee.

The Committee will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by the Accounting Principles Board if any or other applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, including the notes thereto. In addition there may be appropriate adjustments made to any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs and accruals of any amounts for payment under the 2018 Stock Plan or any other compensation arrangement maintained by the company.

Forfeiture of Awards (Clawback)

The 2018 Stock Plan provides that the Committee may forfeit awards in the event that 1) an employee engages in gross misconduct (as defined in the 2018 Stock Plan), 2) an employee violates the terms of the Proprietary Interest Protection Agreement (a non-compete, non-solicitation and confidentiality agreement) or similar agreement, or 3) in the case of Executive Officers, it is necessary to restate the company’s financial statements due to the company’s material non-compliance with any financial reporting requirement under the securities laws. Award payments may be recouped in the event that any of the above apply.

Effect of Change of Control

Upon termination of employment which is on account of and within two years of a Change of Control (as defined in the 2018 Stock Plan): (1) all unvested RSUs vest and are immediately converted into company common stock, (2) unvested PSUs vest at the target performance level and are immediately converted into common stock and (3) unvested NSOs vest and become fully exercisable for the remainder of the option term. If there is no termination of employment following a Change of Control: (1) all unvested RSUs vest but are not converted into common stock until the earlier of Termination of Employment (as defined in the 2018 Stock Plan) or the normal vesting dates of the award, (2) all unvested PSUs will vest at target but will not be converted into common stock until the earlier of Termination of Employment or the conclusion of the three-year performance period, and (3) NSOs shall vest on the Change of Control and become fully exercisable on the earlier of Termination of Employment or the normal award vesting date and remain exercisable for the balance of the option term. If the acquiring company does not assume the company’s Stock Plan or any of its outstanding equity awards, RSUs and NSOs will vest upon the Change of Control, and in the case of PSUs will vest as if target performance for the entire performance period has been achieved, be valued at the common stock price as of the Change of Control and converted into cash payable upon the earlier of termination from employment or the normal award vesting date. Holders of vested RSUs and PSUs will be entitled to dividends payable upon the earlier of termination from employment or the normal award vesting date.

Limited Transferability

All RSUs, PSUs, NSOs and other stock-based awards granted under the 2018 Stock Plan are non-transferable except upon death, either by the employee’s will or the laws of descent and distribution or through a beneficiary designation, or as otherwise provided by the Committee.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the company or the outstanding shares of Pitney Bowes common stock, equitable adjustments will be made to the number and kind of shares of Pitney Bowes common stock available for grant, as well as to other maximum limitations under the 2018 Stock Plan, and the number and kind of shares of Pitney Bowes common stock or other rights and prices of outstanding awards.

2018 Stock Plan Term, Amendment and Termination

The 2018 Stock Plan will have a term of ten years expiring on May 6, 2028, unless terminated earlier by the board of directors. Unless prohibited by applicable law or otherwise expressly provided in an award agreement or in the 2018 Stock Plan, the board may at any time and from time to time and in any respect amend, alter, suspend, discontinue or terminate the 2018 Stock Plan. The board may seek the approval of any amendment or modification by the company’s stockholders to the extent it deems necessary or advisable in its sole discretion for compliance purposes, including the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the 2018

Stock Plan will adversely affect any outstanding award without the consent of the employee or the permitted transferee of the award. Any amendment to the 2018 Stock Plan that would (a) increase the total number of shares available for awards; (b) reduce the price at which NSOs/SARs may be granted below the exercise price; (c) reduce the exercise price of outstanding NSOs/SARs; (d) extend the term of the 2018 Stock Plan; (e) change the class of persons eligible to be employees; (f) otherwise amend the 2018 Stock Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or (g) increase the individual maximum limits would require stockholder approval.

2018 Stock Plan Benefits

Because benefits under the 2018 Stock Plan will depend on the Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2018 Stock Plan is approved by the stockholders.

On February 5, 2018, the date of the 2018 award grants, the closing price of our common stock traded on the New York Stock Exchange was $12.64 per share and as of March 9th, 2018 (the record date) the closing price of our common stock was $12.87 per share.

U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the company and the participating employees in connection with the 2018 Stock Plan under applicable provisions of the Internal Revenue Code (Code) and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Federal Income Tax Consequences to the Company

Generally, to the extent that a recipient recognizes ordinary income, the company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and, together with other compensation paid certain “covered employees,” is below the $1,000,000 deduction limitation imposed by IRC Section 162(m). Generally a “covered employee” is an executive who is or was a named executive officer beginning with the named executive officers listed in this proxy statement and future proxy statements. Compensation paid to a covered employee whether performance-based or not, will not be deductible to the extent such amounts exceed $1 million in any one year, unless grandfathered under the Tax Cut and Jobs Act of 2017 (the Tax Act).

On December 22, 2017, the Congress enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act. Among other things, the Tax Act substantially amended IRC Section 162(m) of the Internal Revenue Code. IRC 162(m) imposes a $1 million cap on the company’s tax deduction on compensation paid to its highest five paid executives (Named Executive Officers). Prior to 2018, qualified performance-based compensation meeting the process requirements of Section 162(m) was exempt from the $1 million cap. The Tax Act repealed the qualified performance-based compensation exception under Section 162(m) effective for tax years beginning on or after January 1, 2018 and expanded the group of covered employees potentially subject to the $1 million deductibility cap. The Tax Act grandfathered arrangements entered into on or before November 2, 2017.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

As a result of the Tax Act changes to Section 162(m), we expect that equity awards or other compensation, whether or not performance based, granted or provided under arrangements entered into or modified after November 2, 2017 to any person who is or was a Named Executive Officer will not be deductible to the extent such amounts exceed $1 million in any one year.

Section 409A

Code Section 409A may apply to awards under the 2018 Stock Plan that are deemed to be deferred compensation. If the requirements of Section 409A are not met, the recipient may be required to include deferred compensation in taxable income and additional taxes and interest may be assessed on such amounts. To the extent Section 409A is applicable to an award made under the 2018 Stock Plan, it is the company’s intent to have such award comply with the rules promulgated under Section 409A.

Tax Withholding

To the extent required by applicable federal, state, local or foreign law, an employee will be required to satisfy, in a manner satisfactory to the company, any withholding tax obligations that arise by reason of the award.

Taxation of the Various 2018 Stock Plan Awards

Performance Stock Units and Restricted Stock Units. Employees granted RSUs and PSUs do not recognize income at the time of the grant. Rather they recognize ordinary income, and subject to IRC 162(m), the company receives a corresponding tax deduction, in an amount equal to the fair market value of the units when the award vests and is converted into common stock or paid in cash. Certain employees who receive PSUs or RSUs may defer the conversion of the PSUs or RSUs beyond the award vesting date.

Nonqualified Stock Options. An employee will not recognize income and the company will not be entitled to a deduction upon receipt of a nonqualified stock option award. Ordinary income will be realized by the employee, and subject to IRC 162(m), a tax deduction will be recognized by the company at the time the non-qualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income and deduction upon the exercise of an Option, is the difference between the exercise or option price and the fair market value of the shares on the date of exercise.

Incentive Stock Options. ISOs will not result in taxable income to the employee, nor a taxable deduction for the company. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the employee to the alternative minimum tax. If the employee holds the ISO shares for two years from the date the option was granted and for one year after the shares were transferred to him upon the exercise of the option, the employee will recognize long-term capital gain on the portion of the gain on the sale of the shares equal to the difference between the sales price and the option exercise price and the company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. If the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the difference between the grant price and the exercise price will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. Subject to 162(m), the company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Stock Appreciation Rights. An employee will recognize taxable income upon the exercise of a SAR in the amount of the aggregate cash received. In either case, subject to 162(m) the company will be entitled to an income tax deduction in the amount of such income recognized by the employee.

Restricted Stock. Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired and the stock vests. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. Subject to 162(m), the company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee realizes. An employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time the award is received if the employee makes an election no later than 30 days after an employee receives the restricted stock. If a timely election is made, the employee will not recognize any additional income when the restrictions on the shares lapse. If the employee forfeits the shares to the company, the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the 2018 Stock Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

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PROPOSAL 4: APPROVAL OF THE PITNEY BOWES INC. 2018 STOCK PLAN

Registration with the SEC

If the 2018 Plan is approved by shareholders, the company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of Pitney Bowes common stock to be registered pursuant to the 2018 Plan, as soon as reasonably practicable following shareholder approval.

Tax Treatment of Awards to Employees Outside the United States

The grant and exercise of options and awards under the 2018 Stock Plan to employees outside the United States may be taxed on a different basis.

Vote Required; Recommendation of the Board of Directors

Approval of the Pitney Bowes Inc. 2018 Stock Plan requires the affirmative vote of a majority of votes cast. Broker non-votes are not considered votes cast and therefore will not be counted either for or against this proposal. With respect to abstentions, for purposes of approval under our By-laws, abstentions are not considered votes cast and therefore will not be counted either for or against; however, for purposes of approval under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote.

The board of directors recommends that stockholders vote FOR the proposal to approve the Pitney Bowes Inc. 2018 Stock Plan.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2017 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	10,495,039	$21.67	15,725,806
Equity compensation plans not approved by security holders	—	—	—
Total	10,495,039	$21.67	15,725,806	(1)

(1)	These shares are available for stock awards made under the Stock Plan of 2013. As of December 31, 2017, of the total 15,725,806 shares remaining and available for future issuance, 6,324,469 are available for full value share awards.

Report of the Executive Compensation Committee

The Executive Compensation Committee (“Committee”) of the board of directors (1) has reviewed and discussed with management the section beginning on page 39 entitled “Compensation Discussion and Analysis” (CD&A) and (2) based on that review and discussion, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

Eduardo R. Menascé, Chairman

Anne M. Busquet

Anne Sutherland Fuchs

Linda S. Sanford

David B. Snow, Jr.

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Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

This CD&A section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Committee and the independent board members. The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers including those identified as named executive officers (NEOs) in the Summary Compensation Table on page 62, other than the Chief Executive Officer (CEO) and the Chief Operating Officer (COO). The independent board members, based on recommendations by the Committee, determine compensation actions impacting the CEO and the COO.

2017 Named Executive Officers
•	Marc B. Lautenbach, President and Chief Executive Officer
•	Stanley J. Sutula III, Executive Vice President and Chief Financial Officer
•	Michael Monahan, Executive Vice President, Chief Operating Officer
•	Mark L. Shearer, Executive Vice President
•	Roger Pilc, Executive Vice President and Chief Innovation Officer

Pitney Bowes has bifurcated the roles of President and CEO and chairman of the board of directors. Marc B. Lautenbach is President and CEO and Michael I. Roth is non-executive chairman of the board of directors.

Effective February 1, 2017, Stanley J. Sutula III was appointed to the role of Executive Vice President and Chief Financial Officer succeeding Michael Monahan. Mr. Monahan continues to serve in the role of Executive Vice President and COO.

Mark Shearer has announced his retirement effective March 1, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Summary of Business Performance

Over the last five years, the company moved its portfolio to positive growth. We achieved this significant change in several ways. First, we made changes in our portfolio of businesses to reflect the evolution of our strategy and to position our business to participate in higher growth markets, particularly in high growth Ecommerce shipping markets. Second, we made significant investments in our technology, our brand, and our internal systems to enable us to better serve our clients and run our business more efficiently. As a result, in 2017, when we include the revenue in the fourth quarter from the acquisition of Newgistics, Inc., we achieved our highest revenue growth rate since 2007. Also, excluding the acquisition of Newgistics, revenue grew for the first time since 2014. We were able to achieve this growth while reducing expenses by roughly $300 million (with an additional $200 million in spend reduction planned), decreasing our overall debt position, and improving working capital.

Specifically in 2017, the company had revenue growth in four of our six segments, and our total organic revenue showed positive growth. This growth is the result of our ongoing efforts to reposition the portfolio to growth markets. The most significant change to our portfolio of businesses was the acquisition of Newgistics, Inc., which we completed at the beginning of the fourth quarter. Newgistics provides parcel delivery, returns, fulfillment, and digital commerce solutions for retailers and Ecommerce brands. The acquisition accelerates our expansion into the United States domestic Ecommerce business and complements our existing, and rapidly growing, cross-border Ecommerce business.

In our Small and Medium Business group, we introduced a new, innovative product, the SendPro C-Series. This introduction was a key milestone in reinventing our mailing business. SendPro is a digitally connected product based on an open platform that enables mailing, shipping and other third party applications. In addition, we expanded our offerings of on-line shipping and mailing solutions.

We saw continued growth in our Digital Commerce group in 2017, primarily through growth in our Ecommerce business, through bringing more retailers on as clients and further developing our API shipping applications for United States domestic shipping at scale. Our software business grew slightly in 2017, as we saw continued progress in building out our partner-based sales channel.

Finally, our commitment to operational excellence efforts remained a key focus for the company. In November 2017, we announced a new set of initiatives to eliminate an additional $200 million of expenses on top of the nearly $300 million of expense we have already reduced over the last five years.

Exiting 2017, Pitney Bowes is a different company today than when we began this transformation five years ago. With both portfolio changes like the acquisition of Newgistics and continuing product innovations like the Send Pro C-Series and fully digital shipping applications, the company is positioned to grow.

As with any transformation, change for us is not in a straight line and our financial results in 2017 reflected that fact. From a financial perspective, in 2017, the company:

•	Generated revenue of $3.5 billion

•	Delivered free cash flow of $384 million

•	Returned $139 million in dividends to its stockholders

•	Made capital expenditures totaling $171 million

•	Held at year-end over $1 billion in cash and short-term investments on the balance sheet

•	Reported adjusted earnings per diluted share of $1.41

•	Increased debt by $465 million, which was attributable to the funding of the Newgistics acquisition

Some of the amounts in the CD&A portion of this proxy statement are shown on a non-GAAP basis. For a reconciliation and additional detail on the calculation of the financial results reported in this proxy statement, including those described above, please refer to page 60 “Non-GAAP Measures.” Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 22, 2018 describes our business and 2017 financial results in more detail.

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COMPENSATION DISCUSSION AND ANALYSIS

Snapshot of 2017 Pay for Performance Actions

Both our short-term and long-term incentive compensation programs are strongly aligned with company performance. In 2017, our short-term incentive plan paid a zero bonus because we did not achieve our incentive goals in 2016. In 2018, our short-term incentive plan paid 32.3% of target reflecting the company’s performance against 2017 goals. Over the same two year-period, the performance stock units portion of our long-term plan paid 56% and 14% of target in 2017 and 2018, respectively.

The company divides its performance-based compensation into an annual performance component and a three-year performance component. It does so to incent management to strike an appropriate balance between the short and long term growth of the company. The 2017 compensation short and long-term incentive plans reflect this balance and, in 2017, worked as designed to reflect the company’s performance.

•	Short Term Incentive Plan. The company made substantial progress toward important strategic initiatives. In 2017, the company achieved above target for the revenue growth financial objective, however, it fell short of threshold for both Adjusted Earnings Before Interest and Taxes and Adjusted Free Cash Flow. Consequently, an annual incentive of 32.3% was paid.

•	Long Term Incentive Plan. Throughout the three-year period, the company continued to invest in its future long-term success, including its enterprise resource planning system, rebranding and marketing efforts, the overhaul of the company’s go-to-market structure, and major investments in Digital Commerce. Although the first year of the three-year period reflected solid company performance, the last two years of the cycle were challenging and had a significant impact on the ultimate vested percentage. Consequently, based on financial metrics, including the relative total shareholder return (TSR) modifier, established by the Committee, the 2015-2017 PSUs vested at 14% of target. In addition, the market value of the award fluctuated with the stock price during the performance period.

See the Performance Stock Unit waterfall chart on page 42 of this proxy statement.

The following tables compare the actual payouts in 2017 and 2016:

Annual Incentive	2017 Actual Payout Factor as a % of Target	2016 Actual Payout Factor as a % of Target	Percentage Point Change 2017 vs. 2016
Financial Objectives	27.5%	0.0%
Strategic Modifier(1)	4.8%	—
Total Payout Factor	32.3%	0.0%	32.3%

Long-Term Incentive	2017 Actual Unit Multiplier Value (2015 – 2017 PSU cycle)	2016 Actual Unit Multiplier Value (2014 – 2016 PSU cycle)	Percentage Point Change 2017 vs. 2016
Adjusted Earnings per Share	0.13	0.46
Adjusted Free Cash Flow	0.05	0.29
TSR Modifier(2)	(0.04)	(0.19)
Total Multiplier/Payout Value	0.14	0.56	(42%)

(1)	The strategic modifier objectives in 2017 included (i) Voice of the Client, measured as an overall satisfaction score (NSAT) and (ii) High Performance Culture, measured from an annual employee survey (iii) responsiveness to client issues and (iv) increasing client use of Digital channels.
(2)	The TSR Modifier is a cumulative three-year modifier, which modifies the final payout by up to +/- 25% based on the company’s TSR as compared to the company’s peer group (see page 52). The relative TSR modifier for the 2014 – 2016 and 2015 – 2017 PSU cycle was -25% and -20% respectively.
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COMPENSATION DISCUSSION AND ANALYSIS

2015-2017 Performance Stock Unit Vesting Multiplier(1)

(1)	The amounts above include the impact of the TSR Modifier. The sum of the metrics may not exactly equal the total due to rounding.

For additional detail on the calculation of the financial metrics described above, please refer to page 60 “Non-GAAP Measures” and corresponding table. Also see “2017 Compensation” beginning on page 49 of this proxy statement for a discussion of each of the compensation components and the respective payouts.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO 2017 Compensation

The board did not increase the CEO’s compensation package for 2017. Mr. Lautenbach’s base salary remained at $950,000, annual incentive target at 135%, and long-term incentive target of $5,500,000. The CEO’s long-term incentive mix includes 60% Performance Stock Units (PSUs), 20% Restricted Stock Units (RSUs), and 20% Nonqualified Stock Options (NSOs), strongly aligning his compensation to shareholder interests.

The target compensation package of our President and CEO reflects Pitney Bowes’ performance-linked pay philosophy and is competitive when compared to our peer group and two third-party compensation survey reports (see description on competitive benchmarking of compensation on pages 55 to 57).

The following are characteristics of Mr. Lautenbach’s compensation compared against our peer group and the average of the Willis Towers Watson Regressed Compensation Report and the Radford Global Technology Survey (Survey Reports):

Pitney Bowes CEO Compensation vs. Benchmarks

In the above illustration, because the peer median and the average median data of the Survey Reports is reported at target, Mr. Lautenbach’s compensation elements are also illustrated at target for comparison purposes.

Pitney Bowes CEO % of Pay

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Realized Compensation. The previous chart illustrated that 88% of the CEO’s pay is at risk based on company performance. The chart below demonstrates how our compensation structure is strongly linked to company performance and shows that based on the company’s performance in 2017, compared to the target value, only 31% of the CEO’s total potential compensation was realized as of February, 2018. For this purpose, realized compensation includes base pay, annual incentive, value of RSUs vested, and value of PSUs earned.

CEO Realizable Compensation

(1)	Target Realizable Compensation represents 2017 base salary, 2017 target annual incentive paid in February, 2018, and: (i) the prorated grant date target value of the RSU awards which vested in February, 2018 (ii) the grant date target value of the 2015-2017 PSU award which vested in February, 2018, and (iii) the prorated grant date target value of the 2016 and 2017 option awards which vested in February, 2018.
(2)	Actual Realized Compensation represents 2017 base salary, 2017 actual annual incentive paid in February, 2018, and: (i) the value realized upon vesting of the RSU awards in February, 2018, (ii) the value of the 2015-2017 PSU award based on the final performance factor of 0.14 and the closing stock price as of December 31, 2017 and (iii) the value of the prorated vesting of the option award in February, 2018.
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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Structure

Compensation Philosophy

We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should receive a greater percentage of their compensation as performance-based compensation. Compensation for our NEOs varies from year to year primarily based on achievement of enterprise-wide objectives and in some instances individual performance. We emphasize enterprise-wide performance to break down any internal barriers that can arise in organizations that emphasize individual performance. We believe our compensation structure encourages reasonable risk-taking but discourages taking excessive risks.

Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain and motivate our leaders. We solicit feedback from our major stockholders regarding our executive compensation program, and management speaks individually to stockholders who wish to provide input. At the company’s annual meeting of stockholders in 2017, stockholders voted in favor of the company’s executive compensation by 97.5% of the votes cast.

Below is an overview of key aspects of our pay philosophy.

Overall Objectives	•	Compensation levels should be sufficiently competitive to attract and retain talent;

	•	Compensation should reflect leadership position and responsibility;

	•	Executive compensation should be linked to the performance of the company as a whole;

	•	Compensation should motivate our executives to deliver our short and long-term business objectives and strategy.
Pay Mix Principles	•	Compensation should be tied to short-term performance and creation of long-term stockholder value and return;

	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results; and

	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes’ stockholders.
Pay for Performance	•	Incentive compensation should reward both short-term and long-term performance;

	•	A significant portion of our compensation should be variable based on performance; and

	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance.
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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Engagement — Executive Compensation

It is our practice to conduct stockholder outreach calls and meetings twice a year in the spring and fall. We contact stockholders holding approximately 50% of our outstanding shares and actively seek their views on various governance topics and executive compensation matters. We also periodically engage proxy advisory firms for their viewpoints. If requested, we offer various board members to discuss these matters with our investors. In 2017, our Chair of the Executive Compensation Committee joined in a stockholder outreach discussion.

Here’s What We Heard

✓	Overall our investors provided positive feedback on the structure of our executive compensation programs, our dedication to stockholder outreach and in particular our making board members available for discussion if requested

✓	Our investors approved the alignment of our compensation programs with company’s performance and in particular our compensation best practices

✓	Our investors were specifically pleased about the multiple triggers in vesting, the way we benchmark against two independent surveys as well as company peers and our clawback policy

✓	Our investors asked us to streamline the proxy where possible, simplify explanations, and provide graphic displays to make it easier to read

✓	Our investors questioned why we had eliminated a relative total shareholder return metric from our 2016 long-term incentive PSU award

✓	Our investors suggested that we ensure that our compensation and rewards programs attract and retain top talent and contain the appropriate performance metrics to achieve strategic goals

Here’s What We’ve Done

✓	We’ve tried to simplify and streamline certain sections of the proxy presentation to avoid duplication of material where possible

✓	We include graphics where possible to assist in the presentation of the material

✓	We have provided explanations as to why certain actions were taken by the Committee with respect to compensation

✓	We provided a chart which shows total target realizable pay compared to actual realizable pay indicating a clear alignment between pay and performance

✓	We reintroduced a relative total shareholder return modifier in our 2017 long-term incentive PSU award

✓	The Committee will continue to review the compensation structure, base salary, short-term incentive, and long-term incentive to attract and retain talent

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Compensation and Pay Governance Practices

We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong governance pay practices. The following lists the principal pay for performance and governance practices adopted by the board.

100% of annual incentive and long-term incentive tied to financial metrics, growth in our share price, relative shareholder value, and/or business performance metrics

100% of long-term incentive is equity based

Double trigger vesting in our change of control provisions

Significant stock ownership guidelines for senior executives and directors

Enhanced disclosure of performance targets

Independent compensation consultant performing no other services for the company

Clawback provisions in event of financial restatement

Annual stockholder advisory vote on executive compensation

Significant CEO pay at risk (88%)

Independent Chairman of board of directors

Annual risk-assessment of pay practices

Semi-annual stockholder outreach with direct line of communication with board of directors
No individual supplemental executive retirement plans

No special arrangement crediting extra years of service in our benefit plans

No tax gross-up in change of control payments

No hedging, pledging or short-term speculative trading of company stock

No employment agreements with our executive officers

No stock option repricing, reloads or exchanges

No transferability of restricted securities

No dividends on unvested stock awards

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COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Components

The Committee is responsible for determining the compensation for all NEOs, other than the CEO and COO, and for recommending to the independent members of the board of directors (as a whole) each specific element of compensation for the CEO and COO. The Committee considers recommendations from the CEO regarding the compensation of other NEOs. The independent board members are responsible for determining the CEO’s and COO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation.

For each NEO, the Committee sets, as a guideline, target total direct compensation (base salary plus annual incentive plus long-term incentive) levels so the base salary, total cash compensation (base salary plus annual incentive), and total direct compensation is at +/- 20% of the median of the competitive data based on the Willis Towers Watson Regressed Compensation Report, as regressed for companies with our approximate revenue size, and the Radford Global Technology Survey focusing on companies with revenue scopes similar to ours for each position. We describe these two reports in more detail under “Assessing Competitive Practice” beginning on page 55 of this proxy statement. In order to attract or retain specific talent, the general median guideline +/- 20% may be exceeded.

For 2017, the total target cash compensation and total target direct compensation for Mr. Lautenbach were 98% and 106%, respectively, of the market median(1) for CEOs. For the NEOs, as a group, the average total target cash compensation and total direct compensation were 105% and 112%, respectively, of the market median.

(1)	Market median is the average of the median pay for all NEOs, including the CEO, as reported in the Willis Towers Watson Regressed Compensation Report and the Radford Global Technology Survey.

The following table outlines the components of direct compensation for our NEOs and how they align with our compensation principles.

Pay Element	Key Characteristics	What it Rewards
Short-term Compensation
Base Salary	• Fixed cash compensation • Increases influenced by an executive’s individual performance rating and/or competitiveness to the market	• Performance of daily job duties • Highly developed skills and abilities critical to the success of the company
Annual Incentive

•  Performance-based cash compensation primarily measured on achievement of enterprise-wide metrics

•  Individual performance may be considered in establishing an executive’s annual incentive opportunity

• Achievement of pre-determined short-term objectives established in the first quarter of each year
Long-term Incentives
Performance Stock Units (PSUs)	• Performance-based equity compensation measured on enterprise-wide metrics

•  Achievement of pre-determined financial objectives:

•  Established in the first quarter of each year within the three-year cycle for awards

•  Modified by a Total Shareholder Return (TSR) compared to our peer group

Performance-Based Restricted Stock Units (RSUs)	• Performance-based equity compensation measured on a threshold financial target	• Achievement of a pre-determined performance objective established at time of grant • Company stock value
Nonqualified Stock Options (NSOs)	• Performance-based equity compensation measured by company stock value	• Company stock value must increase for optionees to realize any benefit
Periodic Off-cycle Long-term Awards	• Depends on type of award granted	• The Committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent.

We also provide certain other benefits for our NEOs, including retirement benefits and deferred compensation plans. For additional information, please see “Other Indirect Compensation” on page 53 of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation

2017 Highlights

The company’s compensation program emphasizes the creation of short and long-term value.

•	Annual and long-term incentives are based 100% on financial targets such as Earnings Per Share, Revenue Growth, Adjusted EBIT, and Adjusted Free Cash Flow but may be modified by up to 10% based on strategic objectives
•	Long-term incentives are 100% equity based and consist of PSUs, RSUs, and NSOs
◦	PSU awards for the 2017-2019 cycle utilize pre-established annual financial objectives aggregated over a three-year period and modified by a three-year cumulative Total Shareholder Return (TSR) compared to peer companies.
◦	Performance RSUs must meet a financial target based on income from continuing operations (IFCO) before they can vest.
◦	NSO awards align NEOs’ compensation with shareholder interests.

Base Salary

Mr. Lautenbach’s annual salary did not increase for 2017. Except for Mr. Pilc, the other NEOs had an average base salary increase in 2017 of 1.0%. Mr. Pilc received an increase of $48,700 to more closely align his total compensation with the market median reference point for his role.

Annual Incentives

Based on performance against the pre-established financial objectives, an annual incentive payout of 32.3% was awarded to the NEOs for FY2017.

NEOs are eligible for annual incentives under the Key Employees Incentive Plan primarily for achieving challenging enterprise-wide financial objectives established at the beginning of each year. Individual performance and its impact on financial, strategic, unit or individual objectives may be considered.

Annual Incentives

The annual incentive plan is based 100% on the company’s financial performance, demonstrating our commitment to place rigor and objectivity in establishing and meeting our compensation goals. The following lists the financial objectives used under the annual incentive plan, along with the reasoning for each, which we believe effectively measure how well our business is performing on a short-term basis:

•	Adjusted free cash flow (Adjusted FCF). The ability to generate free cash flow on a short-term basis is extremely important as it allows the company to manage its current financial needs.
•	Adjusted earnings before interest and taxes (Adjusted EBIT). This is an appropriate measure for annual incentive compensation because it directly reflects current profitability and performance.
•	Adjusted revenue growth. This is an appropriate measure because it indicates whether our business is expanding, after excluding the impact of foreign currency translation and the disposal of certain business operations.

Each of these metrics excludes the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business. The adjustments for special items are made consistently year-to-year and are explained on page 60 in “Non-GAAP Measures.”

We apply a Strategic Modifier of up to ten percentage points in determining final compensation payouts. The Strategic Modifier is based on the achievement of enterprise strategic goals. Strategic goals are targets that are important to the successful operation of the enterprise above and beyond financial goals. The strategic goals for 2017 were (i) Voice of the Client, measured as an overall satisfaction score (NSAT) and (ii) High Performance Culture, measured from an annual employee survey (iii) responsiveness to client issues and (iv) increasing client use of digital channels. These important strategic goals are the foundation for our future business success and essential for positive financial results.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the weighting of the metrics as well as the various levels of achievement relating to the 2017 annual incentive:

Financial Objectives(1)	Target Weighting	Threshold	Target	Maximum	Actual Result	Actual Payout as a % of Target
Adjusted Earnings Before Interest and Taxes(2)	35%	$618 million	$654 million	$675 million	$524 million	0%
Adjusted Revenue Growth(2)	25%	-2.5%	-0.5%	1.5%	0.1%	27.5%
Adjusted Free Cash Flow(2)	40%	$335 million	$375 million	$405 million	$247 million	0%

(1)	We set the targets for the Adjusted EBIT, Adjusted revenue growth and Adjusted FCF financial objectives relative to overall guidance provided to stockholders and the financial community at the beginning of 2017. We believe that the 2017 financial objectives at each level (threshold, target and maximum) accurately balance the difficulty of attainment of the level with the related payout.

(2)	For compensation purposes, (a) Adjusted EBIT is translated at 2017 budget rates and presented on a continuing operations basis excluding any nonrecurring items; and (b) Adjusted revenue growth is presented on a continuing operations and constant currency basis. Adjusted EBIT, Adjusted revenue growth and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Non-GAAP Measures” on page 60 of this proxy statement.

Funding of the Annual Incentive Pool and 2017 Actual Payout

Funding of the annual incentive pool begins with the sum of the annual incentive targets of eligible Pitney Bowes Incentive Plan (PBIP) participants. For more information on setting the target see “Assessing Competitive Practice” on page 55.

For NEOs, executive officers, unit presidents and staff vice presidents, the 2017 annual incentive was contingent on the company achieving its Section 162(m) threshold goal of $222,181,000 in income from contin-

uing operations, excluding certain special events. (See “Treatment of Special Events” beginning on page 60 of this proxy statement.) This target was intended to allow payments under the 2017 annual incentive program to qualify as performance-based compensation for purposes of Code Section 162(m) as in effect at the time the goal was established. Actual 2017 income from continuing operations, excluding all special events, was $264,769,000.

Based on the financial performance shown above, the annual incentive pool was funded for 2017 at 32.3%, which includes the strategic modifier of 4.8%

Long-term Incentives

Long-term incentives link the NEOs’ rewards to the company’s long-term financial performance and stock price. We also pay long-term incentives in order to be competitive in the markets in which we operate and in order to attract and retain high-performing executives.

Long-term incentive awards are linked to changes in shareholder value and continue to be 100% equity based. In 2017, the award mix for NEOs consisted of 60% PSUs, 20% performance-based RSUs and 20% NSOs. Stock denominated grants, by their nature, convey market-based standards over time.

Performance Stock Units (PSUs)

PSUs are long-term equity awards granted annually constituting 60% of a NEO’s long-term incentive award. In recognition of the challenges inherent in establishing cumulative three-year financial targets during the company’s transformation period, in February 2017 the Committee approved a return to the PSU design last utilized for the 2015-2017 award cycle. This design includes annual financial targets (AEPS and AFCF) set at the beginning of each calendar year within the three year cycle, which results are aggregated at the end of the three-year performance period. Additionally, final results would be modified by a cumulative three-year total shareholder return (TSR) modifier of up to plus or minus 25% based on relative performance compared with the proxy peer group. The TSR modifier cannot result in a positive adjustment if there is a negative TSR over the three-year cycle.

The purpose of this change was to focus on succeeding at each step of the three-year performance period while meeting the company’s long-term financial goals. Our long-term incentives consisting of PSUs, RSUs, and NSOs demonstrate a strong commitment to long-term growth from a stockholder perspective as the value of these awards increase as company stock price increases.

PSUs vest at the end of the three-year performance period when the Committee determines their value based on performance against the pre-established financial metrics. At any given time there will be three PSU cycles outstanding. The vesting of pre-2018 long-term incentive awards are generally subject to achieving an average income from continuing operations (IFCO) financial performance threshold target established in part for purposes of Code Section 162(m) as in effect at the time those awards were granted. If the average IFCO target is not met, then the entire award is forfeited. In addition, vesting of PSUs is based on achieving various challenging enterprise-wide financial objectives.

The enterprise-wide financial objectives set by the Committee include adjusted earnings per share and adjusted free cash flow. We believe both of these financial factors

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COMPENSATION DISCUSSION AND ANALYSIS

are important indicators of the company’s long-term viability and performance and align with the company’s long-term growth strategy, and thus are appropriate metrics upon which to base long-term incentive awards.

•	Adjusted earnings per share (Adjusted EPS) is an appropriate measure of long-term profitability.

•	Adjusted FCF provides us with needed resources to reposition and pursue new growth opportunities. While we recognize that this metric is also utilized in our short-term one-year goal, we believe Adjusted FCF is important as well to the company’s long-term success, measured over a three-year period.

The Committee generally sets the financial targets considering the guidance we provide to stockholders and the investment community. Subsequent revisions of guidance do not affect the targets set at the beginning of a year. Our long-term financial targets take into account budgeted levels of share repurchases. The Committee sets the objectives with the appropriate level of difficulty and stretch for each grant.

The number of PSUs granted at target in 2017 was determined by dividing the target dollar amount set for each NEO by the closing price of company stock on the date of grant.

The number of shares vesting at the end of the cycle can range from 0 to 200% of the initial number granted based on achievement of the Committee pre-established financial goals. The Committee also can employ discretion in determining the vesting percentage to reflect more accurately the company’s overall performance.

Performance Stock Units (PSUs) Objectives and Metrics for completed 2015-2017 grant cycle

The table below shows the financial metrics, each weighted at 50%, and various levels of achievement relating to the 2015-2017 PSUs:

2015 – 2017 Adjusted Earnings Per Share(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value	TSR Modifier	Final Performance Multiplier
2015	$1.65	$1.85	$2.00	$1.79	0.13
2016	$1.75	$1.90	$2.05	$1.68	0.00
2017	$1.65	$1.78	$1.85	$1.41	0.00

2015 – 2017 Adjusted Free Cash Flow(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value
2015	$380 million	$405 million	$455 million	$384 million	0.05
2016	$385 million	$435 million	$485 million	$317 million	0.00
2017	$335 million	$375 million	$405 million	$247 million	0.00
Total					0.18	-20%	0.14

(1)	Adjusted EPS and adjusted free cash flow are non-GAAP measures. For a reconciliation and additional information, please see “Non-GAAP Measures” on page 60 of this proxy statement.

For the 2015 – 2017 PSU cycle, the unit multiplier at target is 100%. The PSU multiplier range is between 0% and 200% based upon the achievement of the pre-determined financial objectives described above, each weighted at 50%. The Committee modifies the resulting unit value by up to +/- 25% based on our cumulative three-year TSR as ranked against the cumulative three-year TSR of companies within our peer group linking pay-out to our relative TSR. If TSR is negative for the cumulative three-year period, there is no positive application of the TSR modifier. Based on relative performance versus our peer group over the cumulative three-year period, the TSR modifier is applied as shown on page 52.

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COMPENSATION DISCUSSION AND ANALYSIS

PBI rank vs. Peer Group	Modifier
Above 75th %ile	+25%
70th to 75th %ile	+20%
65th to 70th %ile	+15%
60th to 65th %ile	+10%
55th to 60th %ile	+5%
45th to 55th %ile	+0%
40th to 45th %ile	–5%
35th to 40th %ile	–10%
30th to 35th %ile	–15%
25th to 30th %ile	–20%
Below 25th %ile	–25%

For NEOs, executive officers, unit presidents and staff vice presidents, the 2015-2017 PSU cycle is only vested if the company achieves average income from continuing operations over the cycle of $271,190,000, excluding certain special events. (See “Treatment of Special Events” beginning on page 60 of this proxy statement.) Average annual adjusted income from continuing operations for the 2015-2017 PSU cycle was $311,299,000 which exceeded the performance threshold.

Based on the 2015-2017 PSU performance multiplier of 0.14 per unit, the NEOs each vested in the following number of PSUs in February 2018:

Executive	Target PSUs Awarded	Performance Multiplier	Units Vested
Marc B. Lautenbach	164,551.14		23,037
Stanley J. Sutula III	N/A	N/A	N/A
Michael Monahan	65,820.14		9,215
Mark L. Shearer	42,783.14		5,990
Roger Pilc	19,746.14		2,764

Performance-Based Restricted Stock Units

An annual grant of performance-based restricted stock units (RSUs) is made during the first quarter of the year. While RSUs continue to support the executives’ long-term outlook, they also act as a significant retention tool.

For NEOs, executive officers, unit presidents and staff vice presidents, no 2017 RSUs will vest unless the company achieves a Section 162(m) threshold target of $222,181,000 income from continuing operations, excluding certain special events in 2017. (See “Treatment of Special Events” beginning on page 60 of this proxy statement.) Actual 2017 income from continuing operations, excluding certain special events, was $264,769,000 which exceeded the target.

In 2017 performance-based RSUs comprised 20% of a NEO’s long-term incentive award. The 2017 award vests in three equal installments if the executive is still employed on the installment vesting date. If the income from continuing operations target had not been achieved, the RSUs granted in 2017 would have been forfeited.

Nonqualified Stock Options (NSOs)

An annual grant of stock options is made during the first quarter of the year constituting 20% of a NEO’s long-term incentive award.

On February 6, 2017, the named executive officers were awarded an annual grant of stock options to purchase common stock of the company under the 2013 Stock Plan at an exercise price of $13.16 per share, the closing price of our common stock on the day of grant. These stock options have a ten-year exercise period and will vest and become exercisable in equal installments over three years commencing on the first anniversary after the date of grant, subject to continued service through each such vesting date.

Periodic Off-Cycle Long-Term Awards

In special circumstances, the Committee, or in the case of the CEO and COO, the independent members of the board of directors, may determine that it is appropriate to make additional grants to executives and new hires during the course of the year. These awards are in addition to the annual long-term incentive awards.

Mr. Sutula joined Pitney Bowes on February 1, 2017 as Executive Vice President, Chief Financial Officer at which time he received a special award grant to make up for awards forfeited from his prior employment. Mr. Pilc received a special retention award due to the strategic nature of his work during this transformation period. For additional information, please see the Summary Compensation Table on page 62.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Indirect Compensation

Retirement Compensation

In the United States, retirement benefits include:

•	Qualified and nonqualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contributions. Participants become eligible for the company matching and company core contributions after one year of employment with the company.
•	Qualified and nonqualified restoration pension plans for employees hired prior to January 1, 2005. Accruals under these plans were frozen at the end of 2014. Mr. Monahan is the only NEO who qualifies for this benefit.

Nonqualified plans are unfunded obligations of the company subject to claims by our creditors. Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the broad-based qualified plans and make up for benefits that would have been provided under the qualified plans except for limitations imposed by the Internal Revenue Code of 1986, as amended. Restoration plans are available to a select group of management or highly compensated employees, including the NEOs.

An individual account under the 401(k) Restoration Plan:

•	is adjusted on the basis of notional investment returns of publicly-available mutual fund investments offered under the qualified 401(k) plan; and
•	does not receive any above-market earnings.

The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.

For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2017” table on page 68 and the narrative accompanying the “Nonqualified Deferred Compensation for 2017” table beginning on page 69 of this proxy statement.

Other Benefits

Other benefits include:

•	Nonqualified Deferred Incentive Savings Plan (DISP) which provides certain executives the ability to voluntarily defer in a tax efficient manner pay-outs of annual cash incentives and base pay into a nonqualified deferred compensation plan
•	Certain executives with RSUs and PSUs who are subject to the executive stock ownership policy, may voluntarily elect to defer settlement of RSUs and PSUs until termination or retirement. Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.
•	Relocation assistance for executives asked to move to a new work location facilitates the placement of the right person in the job and aids in developing talent
•	Limited perquisites, including financial counseling (to assist with tax compliance, investments, legal and estate matters), executive physicals and spousal travel.

Process for Determining Named Executive Officer Compensation

Committee

The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO and COO. The independent board members, with the input of the Committee, (i) set individual target compensation and performance targets annually for the CEO and COO, (ii) review their performance, (iii) determine their compensation pay-outs by comparing actual performance against the established objectives and approve the TSR modifier. In addition, the Committee, and the independent board members with respect to the CEO and COO, may exercise discretion in its sole determination. The Committee works closely with its independent consultant, Pay Governance LLC, and management to examine various pay and performance matters throughout the year.

Independent Compensation Consultant

The Committee retains Pay Governance as its independent compensation consultant and considers advice and information provided by Pay Governance in determining the compensation paid to NEOs and making its recommendation to the board for CEO and COO pay. The consultant regularly attends the Committee meetings and advises on a range of matters, including peer group composition, plan design, and competitive pay practices. The consultant does not perform other services for the company. We incurred $89,614 in fees for Pay Governance for services performed for the Committee during 2017. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received from the company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal

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COMPENSATION DISCUSSION AND ANALYSIS

relationship of the Pay Governance consultant with a member of the Committee; (v) any company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance with any of the company’s executive officers. The Committee has the sole authority to hire and terminate its consultant.

The Committee also reviews independence factors applicable to other consultants, including, outside law firms and Willis Towers Watson, management’s compensation consultant.

Determining Compensation—The Decision Process

At the beginning of each year our CEO, on behalf of senior management, recommends to the Committee financial objectives for the annual and long-term incentive plans based on the financial objectives set by the board of directors in light of guidance provided to the investment community. The Committee and the independent directors review the recommendations of management particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long term objectives.

After reviewing benchmarking data presented by external consultants, our CEO and Executive Vice President and Chief Human Resources Officer recommend compensation target levels for base, annual, long-term incentive, as well as total direct compensation in the aggregate for executive officers, including the NEOs, other than the CEO and COO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent board members the base salary and annual and long-term incentive target levels for the CEO and COO. Generally at this time, the Committee also approves any changes to the compensation program for the coming year.

At the end of each year, each NEO completes a written self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions other than for himself and the COO to the Committee. The Committee recommends to the independent board members an individual rating for the CEO and COO. The Committee reviews the financial accomplishments of the company, taking into account predetermined objectives for the preceding year, and determines actual base salary increases as well as the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent board members the compensation for the CEO and COO. The actual payout levels for annual incentive compensation are based upon the company’s performance against the predetermined financial objectives and other criteria, as discussed in further detail under “Annual Incentives” beginning on page 49. With respect to long-term incentive compensation, the Committee determines payout levels based on pre-determined financial objectives, and to the extent applicable, a relative TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 50 of this proxy statement.

To assist in this process, the Committee also reviews tally sheets prepared by the Human Resources department to evaluate the individual components and the total mix of current and historical compensation. These tally sheets aid the Committee in analyzing the individual compensation components as well as the compensation mix and weighting of the components within the total compensation package.

To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect to the CEO and COO, the independent board members, also review each executive’s total direct compensation against market data during the benchmarking process as more fully described in “Assessing Competitive Practice” below. Based on the

54

COMPENSATION DISCUSSION AND ANALYSIS

structure of our current management team, the Committee and the board strive to ensure that the relationship between the compensation paid to the CEO and the second highest paid NEO are within acceptable market norms, subject to considerations such as per-

formance, the market median compensation of the respective positions, contributions to the company and experience that may lead to deviations from market relationships.

Assessing Competitive Practice

To evaluate whether Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against two independent reports, the Willis Towers Watson Regressed Compensation Report (Willis Towers Watson Report) and the Radford Global Technology Survey Report (Radford Report) with a view towards determining the optimal mix and level of compensation. The Committee then reviews the targets and actual payouts against publicly available data from our peer group to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee, before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets assuming achievement of specific incentive award performance objectives at target.

The Willis Towers Watson data is regressed for corporate revenue of approximately $4.0 billion for corporate leaders and actual regressed revenue for business unit leaders. The Willis Towers Watson Report is a sub-section of the 2017 US Compensation Data Bank (CDB) General Industry Executive Database. The Radford Report is regressed for corporate revenue of approximately $3.0 - $5.0 billion for corporate leaders and bases its analysis on applicable revenue ranges as they pertain to various roles. The Radford Report is derived from a database of survey results from high-tech companies. The Committee believes using the Willis Towers Watson and Radford Reports assist the Committee in determining market competitiveness of executive officer compensation against external benchmarks.

This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with industry in general and our peer group in particular. The Committee believes that the comparative industry data used from the Willis Towers Watson Report, the Radford Report and the peer group are consistent with our compensation philosophy. In addition, compensation targets and individual pay levels may vary from the median for various reasons, including:

•	the value of the total rewards package;
•	program design and strategic considerations;
•	affordability;
•	changing competitive conditions;
•	program transition considerations;
•	the definition and scope of the executive’s role;
•	the executive’s individual contributions to the company; and
•	succession or retention considerations.

In making its determination that the Pitney Bowes compensation package is appropriate and competitive, the Committee takes the following actions.

The Committee first identifies for each NEO the median of the data presented in the Willis Towers Watson and Radford Reports in determining target base salary, target total cash compensation and target total direct compensation. In making its final determination on any one position, the Committee will also take into account unique skill sets presented by the employee.

In addition, the Committee asks Pay Governance to analyze the appropriateness of the company’s short and long-term compensation program design. The Committee and the board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards. Burn rate is the total equity awarded in a fiscal year divided by the total weighted average common shares outstanding for the year. Our three-year average burn rate for the time period from 2015 to 2017 is approximately 2.5%, which is generally consistent with burn rate practices among our peers and the Equilar 500 (source: 2017 Equilar Equity Compensation Trends report).

Next, the Committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group listed below.

Based on this rigorous review, the Committee has determined that the Pitney Bowes total compensation package for 2017 is appropriate and competitive considering all the factors outlined above.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2016, the Committee reviewed the composition of the peer group and approved changes effective as of January 1, 2017 for the purposes of benchmarking NEO peer median pay levels, conducting pay practice reviews, and measuring TSR if included in future award designs. We made these changes as a result of some changes occurring in the businesses of our peers as well as the ongoing transformation of the company. We do not have a single completely overlapping competitor due to the unique mix of our business, however, we use a peer group of companies similar in size and complex-

ity to benchmark our executive compensation. Our peer group consists of companies with revenues between $1.9 billion and $10.3 billion, and market capitalization between $0.4 billion and $31.4 billion. Xerox and Fidelity National Information Services remain in our peer group despite the revenue size difference because the Committee considers them close peers.

Effective January 1, 2017 the following companies were removed or added to the peer group.

Peer Company Removed	Reason
Lexmark International Inc.	Became private in 2016
Harris Corporation	Spun-off printing business and became highly concentrated on defense
Iron Mountain Inc.	Became a REIT
DST Systems Inc.	Sold its print and electronic communications business

Peer Company Added	Reason
Deluxe Corporation	Primary focus on Small and Medium Business (SMB) and providing custom packaging and logistics
Teradata Corporation	Aligns strongly with our data analytics portfolio
NetApp Inc.	Represents a balanced equipment and software comparator with exposure to the Ecommerce market

The peer group as amended effective 2017 was implemented with respect to the 2015-2017 PSU cycle and TSR calculation, except that the three companies added to the peer group effective 2017 (Deluxe Corp., Teradata Corp., and NetApp Inc.) were excluded because they were not in the peer group for the entire performance cycle.

Pay Governance and the Committee designed our peer group so the Committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead our business. This peer group consists of services, industrial and technology companies. When evaluating the appropriateness of the peer group, the Committee considered factors such as revenue, net income, market capitalization, number of employees, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. The Committee also considered any feedback received from stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group as of December 31, 2017(1)

	Fiscal 2017	12/31/2017
	Revenue	Market Capitalization	Total Stockholder Return
Company Name	($ millions)	($ millions)	1-Year	3-Year	5-Year
Alliance Data Systems Corporation	$7,719	$14,004	12%	-4%	12%
Deluxe Corporation	$1,966	$3,698	9%	9%	21%
Diebold, Incorporated	$4,609	$1,235	-34%	-20%	-9%
EchoStar Corp.	$1,886	$5,736	17%	4%	12%
Fidelity National Information Services, Inc.	$9,123	$31,414	26%	16%	24%
Fiserv, Inc.	$5,696	$27,327	23%	23%	27%
NCR Corp.	$6,516	$4,140	-16%	5%	6%
NetApp Inc.	$5,519	$14,759	60%	13%	13%
Pitney Bowes Inc.	$3,550	$2,565	-22%	-19%	6%
R.R. Donnelley & Sons Company	$6,940	$652	-40%	-23%	0%
Rockwell Automation Inc.	$6,311	$25,210	49%	24%	21%
Teradata Corporation	$2,156	$4,654	42%	-4%	-9%
Unisys Corporation	$2,744	$411	-45%	-35%	-14%
The Western Union Company	$5,524	$8,731	-9%	5%	10%
Xerox Corporation	$10,265	$7,421	31%	-4%	13%
25th Percentile	$3,210	$3,808	-14%	-4%	1%
Median	$5,610	$6,579	14%	5%	12%
75th Percentile	$6,834	$14,570	30%	12%	19%

Pitney Bowes Inc.	$3,550	$2,565	-22%	-19%	6%
PBI Percentile Rank	26%	20%	21%	16%	30%
Source: S&P Capital I.Q.

(1)	Peer group as of December 31, 2017 used for benchmarking NEO peer median pay levels and conducting pay practice reviews. The calculation of the 2015-2017 TSR modifier excludes Deluxe Corp., Teradata Corp., and NetApp Inc.
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COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Guidelines

Clawback Policy

The company’s executive compensation programs include a “clawback” feature, allowing the board of directors to adjust, recoup or require the forfeiture of any awards made or paid under the Stock Plan or the Key Employees Incentive Plan (KEIP) under the following circumstances:

•	to any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to vesting or to payments made or paid during the 36-month period prior to the financial restatement; or
•	to any employee, including NEOs, whom the board of directors reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

No Agreements with Executives

We have not entered into fixed term employment agreements with any of our NEOs, including the CEO. Therefore, such officers are “at will” employees.

No Pledging, Hedging and Other Short-term Speculative Trading

We have policies prohibiting both the pledging and hedging of our stock. Neither the board of directors nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).

Executive Stock Ownership Policy

We maintain an executive stock ownership policy that encourages executives to think as owners and to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders.

The chart below illustrates the policy ownership requirements:

Stock Ownership as a
Title	Multiple of Base Salary
Chief Executive Officer	5X
Chief Operating Officer	3X
Other Executive Officers	2X
Unit Presidents and Staff Vice Presidents	1X

Only shares owned outright, shares held in a trust and shares owned under a deferred compensation arrangement are counted toward the ownership requirement. Unvested shares and unexercised options do not count toward the ownership requirement.

Beginning with RSU and PSU awards made in February 2015, executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the awards vest, which are also deferred as vested RSUs.

The Committee reviews executive stock ownership annually to make sure it is in line with the policy’s objectives.

Change of Control

We believe that the cash payments and benefit levels provided to our executives following a Change of Control transaction are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executives’ termination. Our Change of Control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Payments of equity awards and Change of

Control severance occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards.

The company does not gross up its executives for any excise tax imposed on Change of Control payments.

A Change of Control is defined as (i) an acquisition of 30% or more of our common stock, or 30% or more of

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COMPENSATION DISCUSSION AND ANALYSIS

the combined voting power of our voting securities by an individual, entity or group, (ii) replacement of a majority of the board of directors other than as approved by the incumbent board, (iii) as a result of a reorganization, merger, consolidation or sale, more than 50% of our common stock and voting power changes hands, or (iv) approval by stockholders of a liquidation or dissolution of the company.

Our Change of Control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and aligned with stockholder interests. With the double trigger payment mechanism applicable to both equity and cash awards and the lack of any gross-up, we believe the Change of Control arrangements are market leading from a corporate governance perspective. See discussion on Change of Control Arrangements on page 74.

Tax and Accounting

On December 22, 2017, the U.S. enacted tax legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Act). Among other things, the Tax Act substantially amended IRC Section 162(m) of the Internal Revenue Code. IRC 162(m) imposes a $1 million cap on the company’s tax deduction on compensation paid to its highest five paid executives (Named Executive Officers). Prior to 2018, qualified performance-based compensation meeting the process requirements of Section 162(m) was exempt from the $1 million cap. The Tax Act repealed the qualified performance-based compensation exception under Section 162(m) effective for tax years beginning on or after January 1, 2018 and expanded the group of covered employees potentially subject to the $1 million deductibility cap. The Tax Act grandfathered arrangements entered into on or before November 2, 2017.

As a result of the Tax Act changes to Section 162(m), we expect that equity awards or other compensation, whether or not performance based, granted or provided under arrangements entered into or modified after November 2, 2017 to any person who is or was a Named Executive Officer will not be deductible to the extent such amounts exceed $1 million in any one year. With respect to compensation arrangements that were entered into prior to November 2, 2017, we will continue to follow the processes in IRC 162(m) as necessary to preserve their continued tax deductibility under the grandfathering provisions of the Tax Act. However, because there are and have been uncertainties regarding the application of Section 162(m) of the Code, it is possible that awards intended to qualify for deductions under Section 162(m) may be challenged or disallowed.

We do not expect any of these tax law changes to cause us to change our underlying compensation; namely, that executive compensation should be linked to company performance with criteria that incentivize behavior driving future company success. Our compensation program was designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m). However, since corporate objectives may not always be consistent with the requirements for full deductibility, we have always reserved the ability, when appropriate, to enter into compensation arrangements under which payments are not anticipated to be deductible under Section 162(m).

We value stock options based upon the Black-Scholes valuation method, consistent with the provisions of FASB Accounting Standards Codification Topic 718 (ASC 718). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of our stock price;
•	the risk-free interest rate;
•	expected term; and
•	our dividend yield.

We value PSU awards using a Monte-Carlo simulation, which is a generally accepted statistical technique, to value PSUs.

In determining the number of PSUs and RSUs to be awarded in the mix of long-term incentives for 2017, we value these awards based upon the closing price of our common stock on the grant date. In reporting the value in the Summary Compensation Table, we discount the value for non-payment of dividends during the vesting period as required by accounting guidance under ASC 718.

For additional information on the accounting treatment for stock-based awards, see Note 1 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Treatment of Special Events

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, the Committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time to better reflect the operating performance of the company’s business segments and take into account certain one-time events. In adopting its philosophy in establishing metrics and compensating the management team for its actual performance, the Committee believes it to be a fairer measure to remove the impact of certain events that may distort, either positively or negatively, the actual performance of management.

Non-GAAP Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in setting and measuring compensation targets, we use certain non-GAAP measures, such as adjusted income from continuing operations, adjusted earnings before interest and taxes, adjusted earnings per share, adjusted revenue growth, free cash flow and adjusted free cash flow.

Adjusted income from continuing operations, adjusted earnings before interest and taxes and adjusted earnings per share exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments provide greater insight into the current underlying operating trends of the business.

Adjusted revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and the impact of disposals of certain business operations. This comparison provides better insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period.

Free cash flow and adjusted free cash flow provides insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash flow provided by operating activities for capital expenditures, restructuring payments, unusual tax settlements or payments, special pension plan contributions and other special items. Adjusted free cash flow excludes the impact of reserve account deposits and finance receivables.

Non-GAAP measures should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies.

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COMPENSATION DISCUSSION AND ANALYSIS

Pitney Bowes Inc.

Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)

(Dollars in thousands, except per share data)	2017	2016	2015
GAAP diluted earnings per share from continuing operations	$1.39	$0.51	$2.00
Restructuring charges and asset impairments	0.21	0.22	0.09
Tax legislation	(0.21)	—	—
Goodwill impairment	—	0.89	—
Impact of divestiture transactions	—	0.02	(0.42)
Transaction costs	0.03	—	0.06
Sale of technology	(0.03)	—	—
Extinguishment of debt	0.01	—	—
Preferred stock redemption	—	0.03	—
Acquisition related compensation expense	—	—	0.04
Legal settlement	—	—	0.02
Investment divestiture	—	—	(0.04)
Adjusted diluted earnings per share from continuing operations	1.41	1.68	1.75
Investment divestiture	—	—	0.04
Adjusted diluted earnings per share(1)	$1.41	$1.68	$1.79
GAAP net cash provided by operating activities(2)	$495,813	$496,122	$522,989
Capital expenditures	(170,990)	(160,831)	(166,746)
Restructuring payments	40,804	64,930	62,086
Pension contribution	—	36,731	—
Reserve account deposits	10,954	(2,183)	(24,202)
Payments related to investment divestiture	—	—	20,602
Acquisition/disposition related expenses	—	—	10,483
Tax payment related to sale of Imagitas	—	—	21,224
Cash transaction fees	7,396	335	17,971
Free cash flow	383,977	435,104	464,407
Reserve account deposits	(10,954)	2,183	24,202
Net finance receivables	(125,991)	(119,883)	(95,341)
Adjusted free cash flow	$247,032	$317,404	$393,268
GAAP net income	$261,340	$111,850	$426,318
Less: Preferred stock dividends attributable to noncontrolling interests	—	19,045	18,375
Net income attributable to PBI	261,340	92,805	407,943
Loss (income) from discontinued operations, net of tax	—	2,701	(5,271)
GAAP net income from continuing operations	261,340	95,506	402,672
Restructuring charges and asset impairments	39,671	42,343	18,089
Tax legislation	(38,774)	—	—
Goodwill impairment	—	169,024	—
Impact of divestiture transactions	—	3,893	(84,250)
Transaction costs	5,762	206	11,475
Sale of technology	(5,605)	—	—
Extinguishment of debt	2,375	—	—
Preferred stock redemption	—	6,430	—
Acquisition related compensation expense	—	—	7,246
Legal settlement	—	—	4,250
Investment divestiture	—	—	(7,756)
Adjusted income from continuing operations	264,769	317,402	351,726
Preferred stock dividends attributable to noncontrolling interests, as adjusted	—	15,415	18,375
Provision for income taxes, as adjusted	84,586	154,062	186,651
Interest expense, net	164,162	144,211	159,374
Adjusted earnings before interest and taxes	513,517	631,090	716,126
Impacts of foreign currency compared to budget(3)	10,200	7,010	22,353
Alignment of management to shareholders(4)	—	—	(21,639)
Adjusted earnings before interest and taxes for compensation purposes	$523,717	$638,100	$716,840
Reported revenue growth	4.2%	(4.8% )	(6.4% )
Impact of 2017 acquisition(5)	(4.1% )	0.0%	0.0%
Impacts of foreign currency	0.0%	1.0%	3.5%
Disposal of non-core businesses(6)	0.0%	0.5%	0.0%
Adjusted revenue growth	0.1%	(3.2% )	(2.9% )

(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.
(2)	Prior year amounts have been recast for new accounting standard adopted January 1, 2017.
(3)	Adjusted earnings before interest and taxes, as adjusted is translated at budget rates.
(4)	Adjusted earnings before interest and taxes excludes the impact of adjustments to performance-based accruals.
(5)	Adjusted revenue growth excludes the growth in revenue attributed to the acquisition of Newgistics in October 2017.
(6)	Adjusted revenue growth excludes the impact of the disposal of non-core businesses.
61

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned by or paid to Messrs. Lautenbach, Sutula, Monahan, Shearer, and Pilc. The compensation shown below was paid for services performed during or with respect to 2017, 2016, and 2015. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2017” table on page 64 provides additional information regarding grants made during 2017 to the NEOs.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
Marc B. Lautenbach	2017	950,000	—	3,799,012	1,100,000	414,248	—	78,108	6,341,368
President and Chief	2016	950,000	—	3,876,808	1,100,001	0	—	115,240	6,042,049
Executive Officer	2015	941,667	—	4,902,597	—	4,787,025	—	166,424	10,797,713

Stanley J. Sutula III(6)	2017	547,727	50,000	4,494,301	600,000	155,040	—	13,214	5,860,283
Executive Vice President
and Chief Financial Officer

Michael Monahan	2017	648,685	—	1,381,459	400,000	189,191	15,927	53,060	2,688,323
Executive Vice President,	2016	635,966	—	1,409,752	400,001	0	70,529	71,502	2,587,750
Chief Operating Officer	2015	622,503	—	1,961,039	—	1,639,102	81,973	89,184	4,393,801

Mark L. Shearer	2017	583,083	—	897,948	260,000	150,669	—	44,086	1,935,786
Executive Vice President	2016	583,083	—	916,336	260,001	0	—	62,312	1,821,731
	2015	581,178	—	1,274,669	—	1,584,086	—	83,236	3,523,169

Roger Pilc(7)	2017	531,884	—	1,071,543	170,000	104,652	—	45,955	1,924,033
Executive Vice President	2016	488,583	—	599,143	170,001	0	—	41,930	1,299,657
and Chief Innovation Officer

(1)	This column includes the value of stock awarded to NEOs during 2017, 2016 and 2015 based upon its grant date fair value, as determined under SEC guidance. Performance Stock Units (PSUs) and performance-based Restricted Stock Units (RSUs) were granted to the NEOs in 2017. Details regarding the grants of PSUs and performance-based RSUs can be found in the “Grants of Plan-Based Awards in 2017” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table. See pages 50-52 in “Compensation Discussion and Analysis” for additional information on PSUs and RSUs. The value of the PSUs shown in 2017 represents the full value of the award based on a targeted number of shares multiplied by the Monte-Carlo value on the date of the award. If performance conditions allow for PSUs granted in 2017 to reach the 200% maximum number of shares, based on the Monte-Carlo simulated grant date value, the total value of stock awarded in 2017 inclusive of RSUs and PSUs would be $6,532,295 for Mr. Lautenbach; $5,985,182 for Mr. Sutula; $2,375,380 for Mr. Monahan; $1,543,997 for Mr. Shearer; and $1,493,959 for Mr. Pilc.
(2)	This column includes the value of stock options awarded to NEOs during 2017, 2016 and 2015 based upon its grant date fair value, as determined under SEC guidance. Nonqualified Stock Options (NSOs) were granted to the NEOs in 2017. Details regarding the grants of NSOs can be found in the “Grants of Plan-Based Awards in 2017” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table. See page 52 in “Compensation Discussion and Analysis” for additional information on NSOs. Refer to our Annual Report 10-K for more information on valuation assumptions.
(3)	This column includes annual incentive compensation earned in 2017, 2016 and 2015, and Cash Incentive Unit (CIU) payouts earned over the 2013-2015 award cycles, if applicable. The 2013-2015 CIU payout represented the final cycle, as the award was replaced with PSUs beginning in 2014. When considering all elements of the table above, the majority of compensation for the NEOs is at-risk and is earned based on company and executive performance against pre-determined financial objectives. The 2016 annual incentive payout amount is zero for each NEO.
(4)	This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2017, 2016 and 2015. Mr. Monahan is the only pension eligible NEO and is fully vested in his pension benefit. Both the qualified Pension Plan and nonqualified Pension Restoration Plan were frozen to all participants on December 31, 2014.
(5)	Amounts shown for 2017 include all other compensation received by the NEOs that is not reported elsewhere.
For Mr. Lautenbach, 2017 includes: company match of $10,800 and 2% core contribution of $5,400 to the Pitney Bowes 401(k) Plan, company match of $21,300 and 2% core contribution of $13,600 to the Pitney Bowes 401(k) Restoration Plan earned in 2017, financial counseling of $13,885, and the company’s actual cost of spousal travel and group term life insurance provided by the company in excess of $50,000.
For Mr. Sutula, 2017 includes: Financial counseling of $12,706 and the company’s actual cost of group term life insurance provided by the company in excess of $50,000. Mr. Sutula was not eligible for the company match or the 2% core contribution under either the Pitney Bowes 401(k) Plan or the Pitney Bowes Restoration plan in 2017.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

For Mr. Monahan, 2017 includes: company match of $10,800 and 2% core contribution of $5,400 to the Pitney Bowes 401(k) Plan, company match of $12,600 and 2% core contribution of $7,574 to the Pitney Bowes 401(k) Restoration Plan earned in 2017, financial counseling of $13,885, and the company’s actual cost of group term life insurance provided by the company in excess of $50,000.
For Mr. Shearer, 2017 includes: company match of $10,800 and 2% core contribution of $5,400 to the Pitney Bowes 401(k) Plan, company match of $7,200 and 2% core contribution of $6,262 to the Pitney Bowes 401(k) Restoration Plan earned in 2017, financial counseling of $13,885, and the company’s actual cost of group term life insurance provided by the company in excess of $50,000.
For Mr. Pilc, 2017 includes: company match of $10,800 and 2% core contribution of $5,400 to the Pitney Bowes 401(k) Plan, company match of $10,475 and 2% core contribution of $5,238 to the Pitney Bowes 401(k) Restoration Plan earned in 2017, and financial counseling of $13,543 and the cost of group term life insurance provided by the company in excess of $50,000.
(6)	Mr. Sutula joined Pitney Bowes on February 1, 2017 as Executive Vice President, Chief Financial Officer at which time he was paid a $50,000 cash sign-on bonus, a special award consisting of 60% PSUs (68,389 units), 20% RSUs (22,796 units) and 20% NSOs (150,000 options) and a RSU grant (189,970 units) to make up for awards Mr. Sutula forfeited from his prior employment. Mr. Sutula also received his normal annual long-term incentive award of $1.5 million in February of 2017. The chart above shows these awards at their grant date fair value. Refer to our Annual Report 10-K for more information on valuation assumptions.
(7)	Roger Pilc received a special retention award consisting of RSUs (37,994 units) due to the strategic nature of his work during this transformation period in addition to his annual long-term incentive award in February 2017. The chart above shows these awards at their grant date fair value. Refer to our Annual Report 10-K for more information on valuation assumptions.
63

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

GRANTS OF PLAN-BASED AWARDS IN 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(#)	Underlying Options(#)	Awards ($/Sh)	Awards(1) ($)
Marc B. Lautenbach
(Annual Incentive)(2)		224,438	1,282,500	4,000,000
(Performance Stock Units)(3)	2/6/2017				8,275	250,760	501,520				2,733,283
(Performance-based RSUs)(4)	2/6/2017					83,587					1,065,729
(Nonqualified Stock Options)(5)	2/6/2017								550,000	13.16	1,100,000
Stanley J. Sutula III
(Annual Incentive)(2)		84,000	480,000	4,000,000
(Performance Stock Units)(3)	2/6/2017				2,257	68,389	136,778				745,441
(Performance-based RSUs)(4)	2/6/2017					22,796					290,653
(Nonqualified Stock Options)(5)	2/6/2017								150,000	13.16	300,000
(Special Performance Stock Units)(6)	2/6/2017				2,257	68,389	136,778				745,441
(Special Performance-based RSUs)(6)	2/6/2017					212,766					2,712,766
(Special Nonqualified Stock Options)(6)	2/6/2017								150,000	13.16	300,000
Michael Monahan
(Annual Incentive)(2)		102,503	585,731	4,000,000
(Performance Stock Units)(3)	2/6/2017				3,009	91,185	182,370				993,921
(Performance-based RSUs)(4)	2/6/2017					30,395					387,538
(Nonqualified Stock Options)(5)	2/6/2017								200,000	13.16	400,000
Mark L. Shearer
(Annual Incentive)(2)		81,632	466,466	4,000,000
(Performance Stock Units)(3)	2/6/2017				1,956	59,271	118,541				646,049
(Performance-based RSUs)(4)	2/6/2017					19,757					251,900
(Nonqualified Stock Options)(5)	2/6/2017								130,000	13.16	260,000
Roger Pilc
(Annual Incentive)(2)		56,700	324,000	4,000,000
(Performance Stock Units)(3)	2/6/2017				1,279	38,754	77,508				422,416
(Performance-based RSUs)(4)	2/6/2017					12,918					164,704
(Nonqualified Stock Options)(5)	2/6/2017								85,000	13.16	170,000
(Special Performance-based RSUs)(7)	2/6/2017					37,994					484,422

The Grants of Plan-Based awards table captures the potential threshold, target and maximum award payouts for annual incentive, performance stock units (PSUs), performance-based restricted stock units (RSUs) and nonqualified stock options (NSOs).

(1)	The amounts in this column represent the grant date fair values of PSU, RSU and NSO awards. The fair values are calculated in accordance with SEC guidance and reflect an adjustment for the exclusion of dividend equivalents during the vesting period. PSUs, which cliff vest after three years, have a grant date fair value of $10.90 and are calculated based on the Monte-Carlo simulation methodology. RSUs and NSOs, which vest pro-rata over three years, have a fair value of $12.75 and $2.00, respectively.
(2)	Values in this row represent the range in payout for the 2017 annual incentive award. IRC 162(m) requires that we state the maximum payouts a named executive officer could receive for annual incentive awards under the Key Employee Incentive Plan, which is $4,000,000. The Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial enterprise, business unit and/or individual performance.
(3)	PSUs were granted based on the actual closing price of $13.16 on the February 6, 2017 grant date. PSUs represent a right to Pitney Bowes stock on the vesting date, with the number of shares determined after a specified performance period. This award is subject to achievement of the pre-determined annual performance metrics, a three-year cumulative total shareholder return modifier, and a three-year cumulative average income from continuing operations objective. The Committee may apply negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance. Please see page 50 in “Performance Stock Units” for additional information on this performance award.
(4)	Performance-based RSUs were granted based on the actual closing price of $13.16 on the February 6, 2017 grant date. The closing price is utilized to determine the number of RSUs to be awarded to NEOs. The performance metric tied to income from continuing operations was met as of December 31, 2017, however, the award remains subject to forfeiture over the remaining vesting period. This award will vest on a pro-rata basis over a three-year period ending February 11, 2020.
(5)	These options have an exercise price of $13.16, equal to the closing price of the company’s common stock on the February 6, 2017 grant date. The Black-Scholes value for each option granted on February 6, 2017 grant date was $2.00, based on assumptions detailed in Note 18 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on February 22, 2018.
(6)	These awards are one-time special awards made to Mr. Sutula upon his joining Pitney Bowes on February 1, 2017 in order to make up for awards Mr. Sutula forfeited from his prior employment. For additional detail refer to footnote 6 on the Summary Compensation Table.
(7)	This is a special award made to Mr. Pilc in 2017. For additional detail refer to footnote 7 on the Summary Compensation Table.
64

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised or unvested option awards, unvested RSUs and PSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table(1). For additional information about the stock option and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 50.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Marc B. Lautenbach	12/3/2012	100,000	0	13.3860	12/3/2022	—	—	—	—
	12/3/2012	200,000	0	15.1320	12/3/2022	—	—	—	—
	12/3/2012	300,000	0	16.8780	12/3/2022	—	—	—	—
	2/11/2013	400,000	0	22.1600	12/2/2022	—	—	—	—
	2/9/2015	—	—	—	—	22,085	246,910	—	—
	2/9/2015	—	—	—	—	—	—	23,037	257,555
	2/8/2016	129,564	259,129	16.8200	2/7/2026	—	—	—	—
	2/8/2016	—	—	—	—	43,599	487,437	—	—
	2/8/2016	—	—	—	—	—	—	13,734	153,542
	2/6/2017	—	550,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	—	—	—	83,587	934,503	—	—
	2/6/2017	—	—	—	—	—	—	132,903	1,485,853
Stanley J. Sutula III	2/6/2017	—	150,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	150,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	—	—	—	22,796	254,859	—	—
	2/6/2017	—	—	—	—	22,796	254,859	—	—
	2/6/2017	—	—	—	—	189,970	2,123,865	—	—
	2/6/2017	—	—	—	—	—	—	36,246	405,232
	2/6/2017	—	—	—	—	—	—	36,246	405,232
Michael Monahan	2/11/2008	153,846	0	36.9600	2/10/2018	—	—	—	—
	2/9/2009	90,461	0	24.7500	2/8/2019	—	—	—	—
	2/8/2010	106,383	0	22.0900	2/7/2020	—	—	—	—
	2/14/2011	94,203	0	26.0700	2/13/2021	—	—	—	—
	7/1/2013	40,000	0	17.2000	6/30/2023	—	—	—	—
	7/1/2013	80,000	0	19.4500	6/30/2023	—	—	—	—
	7/1/2013	120,000	0	21.6900	6/30/2023	—	—	—	—
	7/1/2013	160,000	0	23.9400	6/30/2023	—	—	—	—
	2/9/2015	—	—	—	—	8,834	98,764	—	—
	2/9/2015	—	—	—	—	—	—	9,215	103,021
	2/8/2016	47,114	94,229	16.8200	2/7/2026	—	—	—	—
	2/8/2016	—	—	—	—	15,854	177,248	—	—
	2/8/2016	—	—	—	—	—	—	4,994	55,834
	2/6/2017	—	200,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	—	—	—	30,395	339,816	—	—
	2/6/2017	—	—	—	—	—	—	48,328	540,308
Mark L. Shearer	2/9/2015	—	—	—	—	5,742	64,196	—	—
	2/9/2015	—	—	—	—	—	—	5,990	66,964
	2/8/2016	30,624	61,249	16.8200	2/7/2026	—	—	—	—
	2/8/2016	—	—	—	—	10,306	115,221	—	—
	2/8/2016	—	—	—	—	—	—	3,246	36,292
	2/6/2017	—	130,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	—	—	—	19,757	220,883	—	—
	2/6/2017	—	—	—	—	—	—	31,414	351,204
Roger Pilc	2/9/2015	—	—	—	—	2,651	29,638	—	—
	2/9/2015	—	—	—	—	—	—	2,764	30,906
	2/8/2016	20,023	40,048	16.8200	2/7/2026	—	—	—	—
	2/8/2016	—	—	—	—	6,738	75,331	—	—
	2/8/2016	—	—	—	—	—	—	2,122	23,729
	2/6/2017	—	85,000	13.1600	2/5/2027	—	—	—	—
	2/6/2017	—	—	—	—	12,918	144,423	—	—
	2/6/2017	—	—	—	—	37,994	424,773	—	—
	2/6/2017	—	—	—	—	—	—	20,540	229,633

(Table continued on next page)

65

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

(1)	Option and Stock Awards Vesting Schedule

Grant Date	Award Type	Name of Executive	Vesting Schedule
2/9/2015	PSU	Lautenbach, Monahan, Shearer, Pilc	Three year cliff vesting; 100% vests on February 13, 2018
2/9/2015	RSU	Lautenbach, Monahan, Shearer, Pilc	Three year vesting; 33% remains unvested; 33% vests on February 13, 2018
2/8/2016	NQSO	Lautenbach, Monahan, Shearer, Pilc	Three year vesting; 66% remains unvested; 33% vests on February 13, 2018 and 33% vests on February 12, 2019
2/8/2016	RSU	Lautenbach, Monahan, Shearer, Pilc	Three year vesting; 66% remains unvested; 33% vests on February 13, 2018 and 33% vests on February 12, 2019
2/8/2016	PSU	Lautenbach, Monahan, Shearer, Pilc	Three year cliff vesting; 100% vests on February 12, 2019
2/6/2017	NQSO	Lautenbach, Sutula, Monahan, Shearer, Pilc	Three year vesting; 100% remains unvested; 33% vests on February 13, 2018; 33% vests on February 12, 2019 and 33% vests on February 11, 2020
2/6/2017	RSU	Lautenbach, Sutula, Monahan, Shearer, Pilc	Three year vesting; 100% remains unvested; 33% vests on February 13, 2018; 33% vests on February 12, 2019 and 33% vests on February 11, 2020
2/6/2017	RSU	Sutula	Special Performance-based RSUs of 189,970 units vest 40% on February 13, 2018, 40% on February 12, 2019, and 20% on February 11, 2020
2/6/2017	RSU	Pilc	Special Performance-based RSUs of 37,994 units cliff vest on February 11, 2020
2/6/2017	PSU	Lautenbach, Sutula, Monahan, Shearer, Pilc	Three year cliff vesting; 100% vests on February 11, 2020

(2)	These amounts were calculated based on the closing price of the company’s common stock of $11.18 per share as of December 31, 2017. Values shown for PSUs granted in 2015 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the final performance factor for the 2015-2017 cycle, 0.18, based on financial results, further multiplied by (iii) a -20% TSR adjustment based on 2015-2017 relative performance versus the company’s peer group, (iv) further multiplied by $11.18, the closing stock price as of December 31, 2017. Values shown for PSUs granted in 2016 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the estimated performance factor for the 2016-2018 cycle, 0.07, based on 2016 and 2017 results and estimated 2018 results, further multiplied by (iii) $11.18, the closing stock price as of December 31, 2017. Values shown for PSUs granted in 2017 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the estimated performance factor for the 2017-2019 cycle, 0.66, based on financial results in 2017 and estimated results for 2018 and 2019, further multiplied by (iii) a -20% TSR adjustment based on 2016-2017 relative performance versus the company peer group, (iv) further multiplied by $11.18, the closing stock price as of December 31, 2017. The total number of PSUs that can vest is capped at 200% (subject to annual individual grant limitations under the stock plan) of the number of PSUs granted.
66

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

OPTION EXERCISES AND STOCK VESTED DURING 2017 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc B. Lautenbach	0	0	160,967(2)	2,126,957
Stanley J. Sutula III	0	0	0(2)	0
Michael Monahan	0	0	51,628(2)	682,623
Mark L. Shearer	0	0	45,479(2)	600,701
Roger Pilc	0	0	19,280(2)	254,881

(1)	These values were determined based on the average of the high and low trading price of $13.17 on the February 7, 2017 vesting date and $13.33 on the February 14, 2017 vesting date
(2)	Performance-based RSUs granted in 2013 and 2014 had a pro-rata vesting on February 7, 2017 and grants made in 2015 and 2016 had a pro-rata vesting on February 14, 2017. Performance based PSUs granted in 2014 vested on February 7, 2017. The figures reported for Mr. Lautenbach also includes 21,321 deferred RSUs from the 2015 grant and 21,046 deferred RSUs from the 2016 grant, the receipt of which has been deferred until six months following termination or retirement from the company. Figures reported include shares withheld to cover taxes. Mr. Sutula has not yet achieved vesting requirements.

Pension Benefits

The qualified Pension Plan and nonqualified Pension Restoration Plan were frozen for all participants, effective December 31, 2014. There are no further accruals under the qualified Pension Plan or the nonqualified Pension Restoration Plan, except as required by law. (See discussion under “Other Indirect Compensation” on page 53 of this proxy statement.) Mr. Monahan is the only pension eligible NEO and is fully vested in his pension benefit.

The following table provides information regarding the present value of accumulative pension benefits. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees hired prior to January 1, 2005 are generally eligible to retire with unreduced benefits at age 65. The Pension Restoration Plan is a nonqualified deferred compensation plan, which provides benefits to employees with compensation greater than the $270,000 IRC compensation limit for 2017 who participate in the qualified Pension Plan, and to those employees who defer portions of their compensation under the Deferred Incentive Savings Plan. The Pension Restoration Plan mirrors the formula in the qualified Pension Plan and does not provide above-market interest rates on deferred compensation.

The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2017 under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in Note 12 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 22, 2018.

67

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

PENSION BENEFITS AS OF DECEMBER 31, 2017(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Michael Monahan	Pitney Bowes Pension Plan	26.6	407,917
	Pitney Bowes Pension Restoration Plan	26.6	1,560,874

(1)	Mr. Monahan is the only pension eligible NEO and is fully vested in his pension benefit.
(2)	Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan are detailed in Note 12 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the PPA 417(e) Unisex Mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:

•	The Pitney Bowes Pension and Pension Restoration Plans apply only to U.S. employees hired prior to January 1, 2005 and were frozen for all participants effective December 31, 2014.
•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
•	The vesting period is three years.
•	Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, stock options, restricted stock, RSUs, PSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.
•	The formula to determine benefits is generally based on age, years of service, and final average of the five highest consecutive calendar year earnings.
•	The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.
•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
•	The distribution options under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.
•	No extra years of credited service are provided and no above-market earnings are credited under the plan.

Deferred Compensation

Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan, a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations, and the Pitney Bowes Deferred Incentive Savings Plan (DISP), a nonqualified deferred compensation plan where certain employees may defer their incentives and base salaries. The Pitney Bowes 401(k) Restoration Plan and DISP are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and are subject to the company’s creditors. The company reserves the right to fund a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

Executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the award vests, which are also deferred as RSUs. Deferred RSUs and PSUs are unfunded deferred compensation subject to the company’s general creditors.

68

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Marc B. Lautenbach
401(k) Restoration Plan	—	84,962	55,625	0	400,214
Deferred Incentive Savings Plan	—	—	21,472	0	181,450
Stanley J. Sutula III(5)
401(k) Restoration Plan	—	—	—	0	—
Deferred Incentive Savings Plan	—	—	—	0	—
Michael Monahan
401(k) Restoration Plan	—	41,512	(13,917)	0	291,762
Deferred Incentive Savings Plan	—	—	203,756	0	1,608,592
Mark L. Shearer
401(k) Restoration Plan	—	32,374	16,391	0	131,881
Deferred Incentive Savings Plan	—	—	11,257	0	82,790
Roger Pilc
401(k) Restoration Plan	—	24,097	9,059	0	64,127
Deferred Incentive Savings Plan	—	—	—	0	—

(1)	Amounts in this column represent the portion of the annual incentives earned in 2016 and paid in 2017 deferred under the Deferred Incentive Savings Plan.
(2)	Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2016 and credited under the 401(k) Restoration Plan in 2017. For Messrs. Lautenbach, Monahan, Shearer, and Pilc these amounts are also included in the 2017 All Other Compensation column of the Summary Compensation Table.
(3)	Amounts shown are the respective earnings or losses in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings or losses are not included in the Summary Compensation Table.
(4)	Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $330,963 for Mr. Lautenbach, $263,377 for Mr. Monahan, $111,235 for Mr. Shearer and $48,384 for Mr. Pilc. The aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $180,359 for Mr. Lautenbach, $364,800 for Mr. Monahan and $41,810 for Mr. Shearer.
(5)	Mr. Sutula did not incur activity in the nonqualified deferred compensation plans in 2017.

The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:

•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.
•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined in the same manner as the qualified 401(k) Plan. Earnings include base salary, vacation, annual incentives (paid and deferred), and certain bonuses, but do not include stock options, restricted stock, RSUs, PSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.
•	Participants need to contribute the allowable maximum pre-tax contributions to the 401(k) Plan to be eligible for any company match in the 401(k) Restoration Plan. Once the pre-tax maximum is contributed by the participant into the qualified 401(k) Plan, the company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 4% of eligible compensation.
•	To the extent the participant has eligible earnings in excess of the IRC compensation limitation, the 2% core contribution is made into the 401(k) Restoration Plan. See discussion under “Other Indirect Compensation” on page 53 of this proxy statement.
•	All NEOs are fully vested in their accounts, except that Mr. Sutula is not yet eligible to participate in the 401K restoration plan.
•	No above-market earnings are credited under the plan.
•	Distributions from the 401(k) Restoration Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.

The material terms of the Deferred Incentive Savings Plan (DISP) are as follows:

•	The DISP allows “highly-compensated employees” to defer up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.
•	No above-market earnings are credited under the plan.
•	Distributions from the DISP are made based on elections submitted by NEOs and are compliant with IRC 409A.
69

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those offered under the qualified Pitney Bowes 401(k) Plan including a variety of publicly available bond funds, money market funds, equity funds, blended funds, and Pitney Bowes stock.

Potential Payments upon Termination or Change of Control

The following table reflects the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2017, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.

For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $11.18, the closing price of our common stock as of December 31, 2017.

All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.

In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2017” table on page 69. See the narrative accompanying that table for information on available types of distributions under the plans.

The benefits described in the following table are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the Committee, or in the case of Messrs. Lautenbach and Monahan, the independent board members, may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as appropriate. Additional information regarding the consequences of retiree status is discussed in the following “Estimated Post-Termination Payments and Benefits” table and the footnotes in discussion related to the table.

In light of Mr. Shearer’s announced intention to retire from the company (see Form 8-K filed October 5, 2017), the board authorized the CEO to confer retiree status on Mr. Shearer with respect to his long-term incentive awards upon his retirement on March 1, 2018 and to provide Mr. Shearer with a prorated 2018 annual incentive.

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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Estimated Post-Termination Payments and Benefits(1)

Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)(8)	Change of Control with Termination (CIC) ($)	Death ($)	Disability ($)
Marc B. Lautenbach	Severance	—	36,538 - 3,348,750	4,465,000	—	—
	Annual Incentive	—	0 - 414,248	1,282,500	414,248	414,248
	Stock Options Accelerated(2)	—	0 - 0	0	0	0
	Performance-based RSUs Accelerated(3)	—	0 - 734,347	1,668,850	1,668,850	1,668,850
	Performance Stock Units(4)	—
	2015 – 2017 cycle	—	0 - 257,555	1,839,680	257,555	257,555
	2016 – 2018 cycle	—	0 - 102,361	2,193,460	102,361	102,361
	2017 – 2019 cycle	—	0	2,803,497	495,284	495,284
	Financial Counseling(6)	—	0 - 20,828	—	—	—
	Medical & other benefits(7)	—	—	80,717	—	—
	Total	0	36,538 - 4,878,089	14,333,704	2,938,298	2,938,298
Stanley J. Sutula III	Severance	—	23,077 - 1,620,000	2,160,000	—	—
	Annual Incentive	—	0 - 155,040	480,000	155,040	155,040
	Stock Options Accelerated(2)	—	0 - 0	0	0	0
	Performance-based RSUs Accelerated(3)	—	0 - 0	2,633,583	2,633,583	2,633,583
	Performance Stock Units(4)	—
	2015 – 2017 cycle	—	0 - 0	0	0	0
	2016 – 2018 cycle	—	0 - 0	0	0	0
	2017 – 2019 cycle	—	0	1,529,178	270,155	270,155
	Financial Counseling(6)	—	0 - 20,828	—	—	—
	Medical & other benefits(7)	—	—	79,584	—	—
	Total	0	23,077 - 1,795,868	6,882,345	3,058,778	3,058,778
Michael Monahan	Severance	—	25,031 - 1,854,814	2,473,086	—	—
	Annual Incentive	189,191	189,191 - 189,191	585,731	189,191	189,191
	Stock Options Accelerated(2)	0	0 - 0	0	0	0
	Performance-based RSUs Accelerated(3)	276,012	276,012 - 276,012	615,828	615,828	615,828
	Performance Stock Units(4)
	2015 – 2017 cycle	103,021	103,021 - 103,021	735,868	103,021	103,021
	2016 – 2018 cycle	37,223	37,223 - 37,223	797,626	37,223	37,223
	2017 – 2019 cycle	180,103	180,103 - 180,103	1,019,448	180,103	180,103
	Incremental Pension Benefit(5)	—	0 - 160,104	160,104	—	—
	Financial Counseling(6)	—	0 - 20,828	—	—	—
	Medical & other benefits(7)	—	— - —	72,386	—	—
	Total	785,549	630,478 - 2,821,295	6,460,076	1,125,366	1,125,366
Mark L. Shearer	Severance	—	22,426 - 1,574,324	2,099,099	—	—
	Annual Incentive	150,669	150,669 - 150,669	466,466	150,669	150,669
	Stock Options Accelerated(2)	—	0 - 0	0	0	0
	Performance-based RSUs Accelerated(3)	179,417	179,417 - 179,417	400,300	400,300	400,300
	Performance Stock Units(4)
	2015 – 2017 cycle	66,964	66,964 - 66,964	478,314	66,964	66,964
	2016 – 2018 cycle	24,195	24,195 - 24,195	518,450	24,195	24,195
	2017 – 2019 cycle	117,068	117,068 - 117,068	662,650	117,068	117,068
	Financial Counseling(6)	—	0 - 20,828	—	—	—
	Medical & other benefits(7)	—	— - —	62,207	—	—
	Total	538,313	443,671 - 2,133,464	4,687,486	759,196	759,196
Roger Pilc	Severance	—	20,769 - 1,296,000	1,728,000	—	—
	Annual Incentive	—	0 - 104,652	324,000	104,652	104,652
	Stock Options Accelerated(2)	—	0 - 0	0	0	0
	Performance-based RSUs Accelerated(3)	—	0 - 104,969	674,165	674,165	674,165
	Performance Stock Units(4)	—
	2015 – 2017 cycle	—	0 - 30,906	220,760	30,906	30,906
	2016 – 2018 cycle	—	0 - 15,819	338,989	15,819	15,819
	2017 – 2019 cycle	—	0	433,270	76,544	76,544
	Financial Counseling(6)	—	0 - 20,828	—	—	—
	Medical & other benefits(7)	—	—	80,042	—	—
	Total	0	20,769 - 1,573,174	3,799,226	902,087	902,087

(1)	All data is shown assuming termination on December 31, 2017. All amounts are further explained in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 73 of this Proxy statement.
(2)	Stock options are valued at zero because as of December 31, 2017 the company stock price was below the stock option exercise price.
(3)	Performance based RSUs are valued at the closing price on December 31, 2017 and vesting rules are applied as described in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 73 of this Proxy statement.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

(4)	For retirement, involuntary termination, and death and disability purposes: PSUs for the 2015-2017 cycle vested at 0.14 per unit (inclusive of TSR modifier) based upon actual achievement of performance metrics for the 2015-2017 cycle; PSUs for 2016-2018 are being accrued at 0.07 per unit; PSUs for 2017-2019 cycle are estimated at 0.53 per unit (inclusive of TSR modifier). For Change of Control purposes PSUs are valued at target. See explanation in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 73 of this Proxy statement.
(5)	Mr. Monahan is the only pension eligible NEO and is fully vested in his pension benefit. Amount shown in the case of a Change of Control with termination and involuntary not for cause termination is the increase in lump-sum actuarial equivalent of the pension age and service and earnings credits for the associated severance period.
(6)	Amount shown is the value of the company’s cost to provide financial counseling through the severance period, which executive officers may receive for up to a maximum of 78 weeks.
(7)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for two years plus the company’s cost for outplacement services.
(8)	Ranges under the involuntary not for cause termination column represent variance between the named executive officer’s basic severance plan and conditional severance payment as explained in the section entitled “Involuntary/Not for Cause Termination - Severance Pay Plan” on page 73 of this Proxy Statement. Ranges also include applicability of retiree treatment where relevant.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Explanation of Benefits Payable upon Various Termination Events

The benefits described below apply to the NEOs.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.

Early and Normal Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service. The early and normal retirement rules established under the Pension Plan are also utilized under the long-term incentive plan and stock plan for special vesting purposes. NEOs meeting the requirements specified for early or normal retirement are entitled to the following upon termination:

•	A prorated annual incentive award;
•	Prorated PSU based on full months of active service during the three-year performance cycle, vested and paid at the end of each three-year cycle;
•	Stock option awards and RSUs that have been outstanding for at least one year will fully vest upon retirement and stock options will remain exercisable for the duration of the term. Awards outstanding less than one year forfeit.

The board authorized the CEO to grant Mr. Shearer retiree status with respect to his outstanding equity awards and to provide Mr. Shearer with a prorated 2018 annual incentive upon his retirement in March, 2018.

Involuntary/Not for Cause Termination – Severance Pay Plan

We maintain a severance pay plan that provides for separation pay to full-time employees based in the United States whose employment is terminated under certain business circumstances. The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause as summarized below. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater. Executives who are within two years of meeting retirement eligibility (age and service) are bridged to retirement eligibility, as described in the section above.

The Severance Pay Plan provides for one week of salary continuation benefits per year of service with a two-week minimum benefit (Basic Severance). Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release (Conditional Severance).

We may offer Additional Severance benefits to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional Severance could include the following payments:

•	Additional Severance that may be offered are based on years of service and level within the company. All NEOs may be eligible for up to 78 weeks of base pay plus current target annual incentive, inclusive of severance payable under the Severance Pay Plan;
•	A prorated annual incentive award to the date of termination of employment;
•	PSUs outstanding for one year from the date of grant are prorated based on service during the three-year performance cycle, vested and paid at the end of each three-year cycle;
•	For NEOs, stock options and RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;
•	The board of directors has the discretion to accelerate vesting of restricted stock, RSUs and PSUs that would otherwise be forfeited;
•	Financial counseling through the severance period; and
•	Outplacement services.

Termination for Cause

Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” is defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company.

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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

Death

The NEO’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award;
•	PSUs are prorated through the date of death and vested, valued and converted into stock at the end of each three-year cycle;
•	All stock options will vest upon death. The NEO’s beneficiary can exercise stock options during the remaining term of the grant;
•	Any unvested RSUs will vest;

Disability

Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:

•	A prorated annual incentive award;
•	PSU are prorated through the date of disability and vested, valued and converted into stock at the end of each three-year cycle;
•	All stock options and RSUs will vest upon disability vesting date (two years after the onset of LTD). Stock options can be exercised during the remaining term of the grant;

Change of Control Arrangements

Set forth below is a summary of our Change of Control arrangements. Under our Change of Control arrangements as provided in the company’s Senior Executive Severance Policy applicable to senior executives, including NEOs, a “Change of Control” is defined as:

•	an acquisition of 30% or more of our common stock or 30% or more of the combined voting power of our voting securities by an individual, entity or group;
•	the replacement of a majority of the board of directors other than by approval of the incumbent board;
•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or
•	the approval by stockholders of the liquidation or dissolution of the company.

In the event of a Change of Control, followed by a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a Change of Control, NEOs will receive the following severance benefits (assumes termination date of December 31, 2017):

•	Two times the NEO’s annual base salary plus two times the target annual incentive
•	A target incentive award for the calendar year of the change of control
•	Health and welfare benefits for the executive and his or her dependents will be provided for a two-year period; and Outplacement services.
•	PSUs are vested and converted into either common stock or cash based on target performance, on a NEOs termination upon a change of control. If the NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, PSUs will vest upon the Change of Control and are converted into either common stock or cash based on target performance at the earlier of the NEOs termination of employment within 2 years of the change of control or the end of the award’s three-year performance cycle;
•	RSUs and NSOs are vested on a NEO’s termination upon a Change of Control with RSUs being converted into common stock or cash, and NSOs remain exercisable for the balance of the award term. If a NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, (1) RSUs vest upon a Change of Control and will be converted into common stock or cash upon the earlier of the NEO’s termination of employment within two years of the change of control or the normal award vesting dates; (2) options will either be cashed out upon the change of control or will vest and become exercisable upon the earlier of the NEOs termination of employment within 2 years of the Change of Control or the normal vesting dates for the balance of the term;
•	The company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits the company utilizes a “best net” approach. Under this approach a determination is made as to whether paying the full change of control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.
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EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE

CEO Pay Ratio

Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with the requirements set forth in Item 402(u) of Regulation S-K based on our payroll and employment records and the methodology described below.

To identify the median employee, we identified our employee population as of October 1, 2017(1) and used annual base salary determined as of October 1, 2017 as our consistently applied compensation measure across our global employee population excluding our CEO. For the majority of our employee population, base salary is the primary or sole compensation component and provides an accurate depiction of total earnings for the purpose of identifying our median employee.

Mr. Lautenbach has 2017 annual total compensation of $6,341,368 as reflected in the Summary Compensation Table in this proxy statement. The 2017 annual total compensation for our median employee, was $44,571. As a result, Mr. Lautenbach’s annual total compensation was 142 times that of our median employee in 2017.

(1)	During the fiscal year 2017, Pitney Bowes Inc. purchased Newgistics, Inc. Newgistics, Inc. employed approximately 840 employees who, pursuant to SEC rules were not included in this year’s calculation.

Internal Revenue Code Section 409A

Our benefits arrangements are intended to comply with IRC 409A. In that regard, “Key Employees” as defined in IRC 409A and IRC 416 may have certain payments delayed until six months after termination of employment.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 Preference Stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Morrow Sodali LLC to aid in the solicitation of proxies.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Daniel J. Goldstein
Executive Vice President,

Chief Legal Officer and Corporate Secretary

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Annex A: Pitney Bowes Inc. 2018 Stock Plan

Section 1. Purpose.

The purposes of the Pitney Bowes Inc. 2018 Stock Plan, effective as of May 7, 2018, (the “Plan”) are to promote the interests of the Company and its shareholders by aligning the interests of key employees of the Company and its Affiliates with the interests of Pitney Bowes shareholders, to afford an opportunity to key employees to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future financial success and prosperity and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals whose efforts can affect the financial growth and profitability of the Company.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee. Aggregation rules set forth in Code Sections 409A and 414(b) and (c) generally will be used in determining Affiliate status, except that a 50% test, instead of an 80% test, shall be used to determine controlled group status, to the extent not inconsistent with rules of Code Section 409A.

(b)	“Award” shall mean any Restricted Stock, Stock Unit, Stock Option, Stock Appreciation Right, Other Stock-Based Award, Performance Award or Substitute Award, granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document (including electronic communication) specifying the terms and conditions of an Award granted under the Plan, as may from time to time be approved by the Company or the Board of Directors to evidence an Award granted under the Plan.

(d)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company as it may be composed from time to time.

(e)	“Change of Control” shall be deemed to have occurred for purposes of this Plan, if:

(i)	there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)	individuals who, as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)	there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock
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and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor code thereto.

(g)	“Committee” shall mean the Executive Compensation Committee comprised solely of independent directors or any other committee designated by the Board of Directors comprised solely of independent directors to administer the Plan pursuant to Section 3. The Board of Directors and the Committee shall each have the authority to delegate its duties under the Plan to the fullest extent permitted by Delaware law. The Committee may also delegate certain administrative tasks under Section 3 to the Employee Benefits Committee.

(h)	“Company” shall mean Pitney Bowes Inc. or any successor thereto.

(i)	“Covered Award” means an Award, other than an Stock Option, Stock Appreciation Right or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 15 of this Plan.

(j)	“Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for two years under state worker’s compensation laws.

(k)	“Dividend Equivalent” shall mean an amount payable in cash, as determined by the Committee under Section 7(c) of the Plan, with respect to a Restricted Stock or Stock Unit award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(l)	“Dividend Equivalent Shares” shall be Shares issued pursuant to the deemed reinvestment of dividends under Restricted Stock, Stock Units or other Awards, provided that such Shares shall be subject to the same vesting, risk of forfeiture, deferral or other conditions or restrictions as apply to the Restricted Stock, Stock Units or other Awards as to which they accrue, and to such further conditions or restrictions as the Committee may determine.

(m)	“Employee” shall mean any employee of the Company or of any Affiliate.

(n)	“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of a Share of Company common stock on the date of grant shall be the closing price of a Share of the Company’s common stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date.

(o)	“Incentive Stock Option” or “ISO” shall mean a Stock Option that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(p)	“Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to be an Incentive Stock Option.

(q)	“Option” or “Stock Option” shall mean the right, granted under Section 7(a) of the Plan, to purchase a number of shares of common stock at such exercise price, at such times and on such terms and conditions as are specified by the Committee. An Option may be granted as an ISO or an NSO.

(r)	“Other Stock-Based Award” shall mean any Award granted under Section 7(d) of the Plan.

(s)	“Participant” shall mean an Employee who is granted an Award under the Plan.

(t)	“Performance Award” shall mean any Award granted hereunder that complies with Section 6(d) of the Plan.

(u)	“Performance Goals” means any Qualifying Performance Criteria or such other performance goals based on such corporate (including any subsidiary, division, department or unit), individual or other performance measure as the Committee may from time to time establish.

(v)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.
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(w)	“Prior Plan” shall mean the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002, the Pitney Bowes Inc. 2007 Stock Plan as amended and restated and the Pitney Bowes Inc. 2013 Stock Plan as amended and restated.

(x)	“Qualifying Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: (i) achievement of cost control, (ii) earnings before interest and taxes (“EBIT”), (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations, (x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment, (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, or (xxi) total stockholder return.

The Committee (A) will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case and as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.

(y)	“Released Securities” shall mean Shares issued or issuable under any Restricted Stock, Stock Unit or other Award as to which all conditions for the vesting and issuance of such Shares have expired, lapsed, or been waived.

(z)	“Restricted Stock” shall mean any Share granted under Section 7(b) of the Plan where the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa)	“Retirement” shall mean a Participant who has terminated employment on or after attainment of age 55 with at least 10 years of service with the Company or Affiliate. In certain jurisdictions outside the United States, as noted in the Award Agreement, “Retirement” shall mean eligibility to retire under the local pension plan or state retirement program with at least 10 years of service with the Company or Affiliate. In determining Retirement, the Committee may in its discretion use similar rules as used under the Company’s pension plans where available and helpful.

(bb)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended, or any successor rule and the regulation thereto.

(cc)	“Section 13G Institutional Investor” means any individual, entity or group who or that is entitled to file, and files, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d-1(b)(1) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group; provided, however, that an individual, entity or group who or that was a Section 13G Institutional Investor shall no longer be a Section 13G Institutional Investor from and after the time that it first becomes subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d-1(a), Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group, together with all Affiliates of such individual, entity or group.

(dd)	“Share” or “Shares” shall mean share(s) of the common stock of the Company, $1 par value, and such other securities or property as may become the subject of Awards pursuant to the adjustment provisions of Section 4(c).

(ee)	“Stock Appreciation Rights” or “SARs” shall mean a right granted under Section 7(a) of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (A) the Fair Market Value of a specified number of Shares at the time of exercise over (B) the exercise price of the right, as established pursuant to Section 7(a)(i).
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(ff)	“Stock Unit” means an award denominated in units of common stock under which the issuance of shares of common stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Unit includes a restricted stock unit subject only to time-based vesting restrictions and a performance stock unit subject to the achievement of Performance Goals which may be in addition to any other vesting restrictions that may apply.

(gg)	“Substitute Award” shall mean an Award granted in assumption of, or in substitution or exchange for, an outstanding Award previously granted by a Company acquired by the Company or with which the Company combines.

(hh)	“Termination of Employment” on Account of a Change of Control shall mean as follows:

(i)	Upon or within two years after a Change of Control, either (A) a termination of a Participant’s employment by the Company other than as a result of (1) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (2) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (B) a termination of employment by the Participant for any one of the following Good Reasons (each of which constituting a “Good Reason”), subject to Section 2(hh)(iii) below:

1.	The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.	Any failure by the Company following a Change of Control to continue to provide the Participant with annual salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the occurrence of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

3.	Any failure by the Company following a Change of Control to continue to provide the Participant with the opportunity to earn either cash-based annual incentives or stock-based long-term incentive compensation on a basis at least equal to that provided to the Participant prior to the occurrence of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.	The Company’s requiring the Participant, after a Change of Control, to be based, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the occurrence of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.	Any failure by the Company, after a Change of Control, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that a Good Reason described in subparagraphs 1 through 5 has occurred shall be conclusive, subject to Section 2(hh)(iii) below.

(ii)	Any termination by the Company or by the Participant for reasons described above shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (A) indicates the specific termination provision above relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (C) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs (1) through (5) above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

(iii)	Notwithstanding the foregoing, a Termination of Employment for Good Reason shall not occur if, within 30 days after the date the Participant gives a Notice of Termination to the Company after a Change of Control, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Rea-
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son and as set forth in the Participant’s Notice of Termination. If the Company does not correct the action or failure to act, the Participant must terminate his or her employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Section 3. Administration.

(a)	Committee. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), unless the Board of Directors expressly determines not to obtain compliance with the provisions of Section 16(b). To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

(iv)	determine the terms and conditions of any Award and of Award Agreements, and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v)	determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)	determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)	interpret and administer the Plan and any instrument or agreement relating to the Plan, or any Award made under the Plan, including any Award Agreement;

(viii)	correct any defect or error, supply any omission, or reconcile any inconsistency in the administration of the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award;

(ix)	establish, amend, suspend, rescind or reconcile such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)	determine the extent to which adjustments are required as a result of a merger, acquisition, consolidation, Change of Control, reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend distribution of securities, property, cash or any other event or transaction affecting the number or kind of outstanding Shares or equity; and

(xi)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)	Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award, or any Award Agreement, shall be within the sole discretion of the Committee or the Board as the case may be, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Employee.

(c)	Delegation. The Board or the Committee may, from time to time, authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan consistent with Delaware and other applicable law. For all purposes under this Plan, such officer or officers authorized by the Committee shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself or any direct report as a recipient of any Awards granted under authority delegated to such officer. In addition, the Board or the
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Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Section 4. Shares Available for Awards.

(a)	Maximum Shares Available. The maximum number of Shares that may be issued to Participants pursuant to Awards under the Plan shall be 14,000,000 Shares plus any Shares subject to outstanding Awards under the Prior Plans as of May 6, 2018 that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) (collectively, the “Plan Maximum”), subject to adjustment as provided in Section 4(c) below. Only 7,000,000 Shares may be issued for Awards that are not Options or Stock Appreciation Rights. Pursuant to any Awards, the Company may in its discretion issue treasury Shares, authorized but previously unissued Shares or Shares purchased in the open market or otherwise pursuant to Awards hereunder. For the purpose of accounting for Shares available for Awards under the Plan, the following shall apply:

(i)	Only Shares relating to Awards actually issued or granted hereunder shall be counted against the Plan Maximum. Shares corresponding to Awards that by their terms expired, or that are forfeited, canceled or surrendered to the Company without consideration paid therefore and Shares subject to Awards, that are settled in cash shall not be counted against the Plan Maximum.

(ii)	Shares that are forfeited by a Participant after issuance, or that are reacquired by the Company after issuance without consideration paid therefore, shall be deemed to have never been issued under the Plan and accordingly shall not be counted against the Plan Maximum.

(iii)	Dividend Equivalent Shares shall be counted against the Plan Maximum, and clauses (i) and (ii) of this Section shall not apply to such Awards.

(iv)	Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to an Option or Stock Appreciation Right, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(b)	Code and Plan Limitations. Subject to adjustment as provided in Section 4(c) below, the maximum number of Shares for which ISOs may be granted under the Plan shall not exceed the Plan Maximum as defined in Section 4(a) above, and the maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall not exceed 1,500,000 not counting tandem SARs, which number is subject to adjustments as described in subsection (c) below.

(c)	Adjustments to Avoid Dilution. Notwithstanding paragraphs (a) and (b) above, in the event of a stock dividend, extraordinary cash dividend, split-up or combination of Shares, merger, consolidation, reorganization, recapitalization, spin-off or other change in the corporate structure or capitalization affecting the outstanding common stock of the Company, the Committee shall make equitable adjustments to (i) the number or kind of Shares subject to the Plan Maximum that remain subject to outstanding Awards or available for issuance under the Plan, subject to the Plan Maximum as adjusted pursuant to Section 4, (ii) the number and type of Shares subject to the limitations set forth in Section 4(b), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award. Such adjustment may include provision for cash payment to the holder of an outstanding Award. Any adjustment to the limitations set forth in Section 4(b) shall be made in such manner as to preserve the ability to grant ISOs and Awards. Also, any other such adjustment (i) may be designed to comply with applicable provisions of the Code, including without limitation Section 409A, (ii) may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction, or (iii) may be designed to increase the number of such Shares available under the Plan and subject to Awards to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders in connection with such event or transaction. The determination of the Committee as to the adjustments or payments, if any, to be made shall be conclusive.

(d)	Substitute Awards. Substitute Awards shall not reduce the shares of common stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary of the Company (“Subsidiary”), or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used
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for Awards under the Plan and shall not reduce the shares of common stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or Subsidiary before such acquisition or combination.

Section 5. Eligibility.

Employees Eligible. An Employee of the Company or of any Affiliate shall be eligible to be a Participant as designated by the Committee.

Section 6. Awards.

(a)	Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to an eligible Employee designated to be a Participant in the Plan as determined by the Committee. Awards may be granted for no cash consideration, or for such minimal cash consideration as the Committee may specify, or as may be required by applicable law. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to Section 4, in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of common stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. The Participant shall be deemed to accept the Awards and the terms of the Awards unless the Participant affirmatively waives acceptance of the Award. If the Participant does not agree to all terms of the Award, the Award is deemed null and void.

(b)	Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s separation from service not on account of a Change of Control. Termination from Employment on account of a Change of Control is defined in Section 2.

(c)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of common stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of common stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 8 or as the Committee otherwise provides.

(d)	Performance Awards. Subject to the other terms of this Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any Award, in whole or in part, upon the achievement of such performance criteria during a specified performance period(s).The performance criteria may include Qualifying Performance Criteria or other standards of financial performance and/or personal performance. The Committee shall determine in a timely manner after the performance period ends whether all or part of the conditions to payment of a Performance Award have been fulfilled and, if so, the amount, if any, of the payment to which the Participant is entitled.

(e)	Forms of Payment of Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, unless the Committee expressly provides otherwise, with specific reference to this provision, the payment terms for any Award shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(f)	Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. Unrestricted certificates representing
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Shares, evidenced in such manner as the Committee shall deem appropriate, which may include recording Shares on the stock records of the Company or by crediting Shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company, shall be delivered to the holder of Restricted Stock, Stock Units or any other relevant Award after such restricted Shares shall become Released Securities, subject to any delay in order to provide the Company such time as it determined appropriate to address tax withholding and other administrative matters.

(g)	Limits on Transfer of Awards. Awards made under this Plan shall be subject to the following limitations on transferability:

(i)	Unless determined otherwise by the Committee, no Award and no right under any such Award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). No Award and no right under any such Award shall be the subject of short term speculative trading in Company securities, including hedging, short sales, “put” or “call” options, swaps, collars or any other derivative transactions. No Award and no right under any such Award can be transferred for value or consideration. Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company or Affiliate. If the Committee so indicates in writing to a Participant, he or she may designate one or more beneficiaries who may exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(ii)	Exceptions:

(A)	Gift Transfers. Notwithstanding Section 6(g)(i) above, the Committee may permit, subject to establishment of appropriate administrative procedures, a Participant to transfer by gift an unexercised Stock Option or SAR and/or other unvested or unearned Awards, provided that all of the following conditions are met:

(1)	The donees of the gift transfer are limited to Family Members and Family Entities.

(2)	The Award is not further transferable by gift or otherwise by such Family Member or Family Entity.

(3)	All rights appurtenant to the Award, including any exercise rights, are irrevocably and unconditionally assigned to the donee.

(4)	Transfers under this Section 6(g) must meet all of the requirements under applicable provisions of the Code to be considered “gift” transfers.

(5)	The donor and the donee have executed such form of agreement as the Committee may require pursuant to which each agree to be subject to such terms and conditions with respect to the transferred Award as the Committee may specify.

(6)	The Employee has met any stock holding requirement imposed on such Employee by the Company, unless the requirement is waived by the Company.

(7)	Except to the extent specified otherwise in the agreement all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(g), and the responsibility to pay any taxes in connection with an Award shall remain with the Participant, notwithstanding any transfer other than by will or intestate succession.

(8)	For purposes of the Plan, the following definitions shall apply:

(i)	Family Member means the Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nephew, niece and any person sharing the Participant’s household (other than a tenant or employee); and

(ii)	Family Entity means any trust in which the Participant has more than a 50% beneficial interest and any entity in which the Participant and/or a Family Member owns more than 50% of the voting interests.

(B)	Estate Transfers. In the case of death, Awards made hereunder may be transferred to the executor or personal representative of the Participant’s estate or the Participant’s heirs by will or the laws of descent and distribution.
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(h)	Registration. Any Shares granted under the Plan may be evidenced in such manner, as the Committee may deem appropriate, including without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 7. Type of Awards.

(a)	Options and Stock Appreciation Rights. The Committee is hereby authorized to grant Options and Stock Appreciation Rights to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards, no Option or Stock Appreciation Right granted hereunder may have an exercise price of less than 100% of Fair Market Value of a Share on the date of grant.

(ii)	Times and Method of Exercise. The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part; in no event, however, shall the period for exercising an Option or a Stock Appreciation Right extend more than 10 years from the date of grant. The Committee shall also determine the method or methods by which Options and/or Stock Appreciation Rights may be exercised, and the form or forms (including without limitation, cash, Shares previously acquired and Shares otherwise issuable under the Option, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price of an Option may be made or deemed to have been made. The Committee may also allow cash and cashless exercise of an Option through a registered broker.

(iii)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7(a), in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Incentive Stock Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (B) “termination of employment” will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding anything in this Section 7(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and instead will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

(iv)	Stock Appreciation Rights (SARs). Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under this Section 7(a). Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in this Section 7 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Stock Appreciation Rights may be settled in cash or stock at the discretion of the Committee.

(v)	No Repricing and Reload Without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 4(c) of the Plan), the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option or Stock Appreciation Right, (ii) exchange an Option or Stock Appreciation Right with an exercise price in excess of Fair Market Value for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise price or (iii) otherwise reprice any Option or Stock Appreciation Right. Options shall not be granted under the Plan in consideration for and
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shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option (No Reload).

(b)	Restricted Stock and Stock Units. Subject to Section 4 hereof, the Committee is authorized to grant Awards of Restricted Stock and/or Stock Units to Participants with the following terms and conditions:

Restrictions. Restricted Stock and Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an Award or issuance of Shares of common stock the grant, issuance, retention, vesting and/or transferability of which is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Conditions may lapse separately or concurrently at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Stock Units are Awards denominated in units of common stock under which the issuance of Shares of common stock is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. A Stock Unit may be settled in cash or Shares as the Committee may determine from time to time.

(c)	Dividend Equivalents. The Committee may, as a component of any other Award granted under the Plan, grant to Participants Dividend Equivalents under which the holders thereof shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts shall be deemed to have been reinvested in Dividend Equivalent Shares or otherwise reinvested. Dividend equivalents may not be (i) granted in conjunction with options or SARs, or (ii) paid to a Participant on any unvested and unearned performance shares until the performance criteria has been met and the Award has vested.

(d)	Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

(i)	If applicable, Shares or other securities delivered pursuant to a purchase right granted under this Section 7(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including without limitation cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee shall determine.

(iii)	In granting any Other Stock-Based Award pursuant to this Section 7(d), the Committee shall also determine what effect the termination of employment of the Participant holding such Award shall have on the rights of the Participant pursuant to the Award.

Section 8. Vesting and Exercising.

(a)	General. The Award Agreement shall designate the terms under which the Award vests and/or is exercisable according to terms and conditions authorized by the Committee and consistent with Plan provisions. Unless the Board provides otherwise, vesting of Stock Option and SAR awards shall be pro rata over a three-year period following the award date. For purposes of the Plan, any reference to the “vesting” of an Option or a SAR shall mean any events or conditions which, if satisfied, entitle a Participant to exercise an Option or a SAR with respect to all or a portion of the Shares covered by the Option or a SAR. Vesting of a Restricted Stock Award or a Stock Unit shall mean any events or conditions which, if satisfied, entitle the Participant to the underlying stock certificate without restrictions (or cash as the case may be). Any awards of Restricted Stock or Stock Units as to which the sole restriction relates to the passage of time and continued employment must have a restriction period of not less than three years, except that such Award may allow pro-rata vesting during the restriction period. Any Award, other than an Award described in the immediately preceding sentence, must provide for the lapse of restrictions based on performance criteria and level of achievement versus such criteria over a performance period of not less than one year, except in all cases, the Committee may provide for the satisfaction and/or lapse of all restrictions under any such Award in the event of the Participant’s death, Disability or Retirement or a Change of Control and other similar events. Notwithstanding anything to the contrary herein, the Company reserves the right to make Awards representing up to 5% of the total Shares issued under the Plan that are fully vested upon the making of the Award or that require vesting periods shorter than those described in this Section 8 (a). In addition, the Committee may in its sole discretion accelerate vesting of an Award made hereunder on account of a “Termination with Conditions Imposed” as described under Section 8(b)(iii) in cases such as death, Disability and Retirement or following a Change of Control as discussed in Section 10 herein.
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Except as otherwise permitted by Section 409A of the Code, an Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code shall not be accelerated.

(b)	Termination of Employment. Unless the Committee specifies otherwise, either at the time of grant or thereafter, the following rules govern Awards upon a Participant’s termination of employment not on account of a Change of Control:

(i)	Death, Disability and Retirement. Unvested outstanding Awards (including without limitation Stock Options, SARs, Restricted Stock or Stock Units), forfeit at death, Disability or Retirement unless the Committee, in its sole discretion, provides in the Award Agreement or otherwise for special vesting under those circumstances. With respect to Stock Options and SARS any special vesting provided by the Committee may also include an additional exercise period beyond the Participant’s death, Disability or Retirement, however, that period may not be longer than the original term of the Award. The Committee may also waive in whole or in part any or all remaining restrictions and vest the Awards upon the Participant’s death, Disability or Retirement. In addition, the Committee in its sole discretion may set forth special vesting rules with respect to Dividend Equivalents and Other Stock-Based Awards and may determine that the Participant’s rights to Dividend Equivalents and Other Stock-Based Awards terminate at a date later than death, Disability and Retirement.

(ii)	Sale of Business, Spin off Transactions. In the case of a sale of business or a spin off transaction that does not constitute a Change of Control, the Committee shall determine the treatment of all outstanding Awards, including without limitation, determining the vesting terms, conversion of Shares and continued exercisability. Unless otherwise provided for by the Committee, in the event the “business unit” (defined as a division, subsidiary, unit or other delineation that the Committee in its sole discretion may determine) for which the Participant performs substantially all of his or her services is spun off by the Company or an Affiliate in a transaction that qualifies as a tax-free distribution of stock under Section 355 of the Code, or is assigned, sold, outsourced or otherwise transferred, including an asset, stock or joint venture transaction, to an unrelated third party, such that after such transaction the Company owns or controls directly or indirectly less than 51% of the business unit, the affected Participant shall become: 100% vested in all outstanding Awards as of the date of the closing of such transaction, whether or not fully or partially vested, and such Participant shall be entitled to exercise such Options and Stock Appreciation Rights during the three (3) months following the closing of such transaction, unless the Committee has established an additional exercise period (but in any case not longer than the original option term). All Options and Stock Appreciation Rights which are unexercised at the end of such three (3) months or such additional exercise period shall be automatically forfeited.

(iii)	Terminations with Conditions Imposed. Notwithstanding the foregoing provisions describing the additional exercise and vesting periods for Awards upon termination of employment, the Committee may, in its sole discretion, condition the right of a Participant to vest or exercise any portion of a partially vested or exercisable Award for which the Committee has established at the time of making the Award an additional vesting or exercise period on the Participant’s agreement to adhere to such conditions and stipulations which the Committee may impose, including, but not limited to, restrictions on the solicitation of employees or independent contractors, disclosure of confidential information, covenants not to compete, refraining from denigrating through adverse or disparaging communication, written or oral, whether or not true, the operations, business, management, products or services of the Company or its current or former employees and directors, including without limitation, the expression of personal views, opinions or judgments. The unvested Awards of any Participant for whom the Committee at the time of making the Award has given an additional vesting and exercise period subject to such conditions subsequent as set forth in this Section 8(b)(iii) shall be forfeited immediately upon a breach of such conditions and, if specified in an Award Agreement, any rights, payments or benefits with respect to an Award that became vested in connection with a termination of employment may be subject to recoupment upon a breach of such conditions.

(iv)	Termination for Other Reasons. If a Participant terminates employment for reasons other than those enumerated above or in Section 10 below and the Committee has not created special rules surrounding the circumstances of the employment termination, the following rules shall apply.

(A)	Options and SARs. Any vested, unexercised portion of an Option or SAR at the time of the termination shall be forfeited in its entirety if not exercised by the Participant within three (3) months of the date of termination of employment. Any portion of such partially vested Option or SAR that is not vested at the time of termination shall be forfeited. Any outstanding Option or SAR granted to a Participant terminating employment other than for death, Disability or Retirement, for which no vesting has occurred at the time of the termination shall be forfeited on the date of termination.

(B)	Restricted Stock and Stock Units. All unvested Restricted Stock and Stock Units, or any unvested portion thereof, still subject to restrictions shall be forfeited upon termination of employment and reacquired by the Company.
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(C)	Dividend Equivalents and Other Stock-Based Awards. Any Dividend Equivalents or unvested portion of Other Stock-Based Awards made hereunder shall be forfeited upon termination of employment.

(c)	Forfeiture and Recoupment of Awards

(i)	Notwithstanding anything to the contrary herein, if at any time (including after a notice of exercise has been delivered) the Committee, including any subcommittee or administrator authorized pursuant to Section 3(c) (any such person, an “Authorized Officer”), reasonably believes that a Participant has engaged in Gross Misconduct as defined in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR or receive Shares under any other Award pending a determination of whether the Participant has engaged in Gross Misconduct. If the Committee or an Authorized Officer determines a Participant has engaged in Gross Misconduct, as defined herein, (including any Participant who may otherwise qualify for Disability or Retirement status), the Participant shall forfeit all outstanding Awards, whether vested or unvested, as of the date such Gross Misconduct occurs. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon the occurrence of Gross Misconduct. For purposes of the Plan, Gross Misconduct shall be defined to mean (1) the Participant’s conviction of a felony (or crime of similar magnitude in non-U.S. jurisdictions) in connection with the performance or nonperformance of the Participant’s duties or (2) the Participant’s willful act or failure to act in a way that results in material injury to the business or reputation of the Company or employees of the Company. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee, or its delegate. For this purpose there is no intended similarity between “Material Injury” and the accounting or securities standard of “materiality.”

(ii)	The Committee, in its sole discretion, may forfeit any outstanding Award on account of a Participant’s violation of the terms of the Proprietary Interest Protection Agreement or similar agreement signed by the Participant which prohibits the Participant’s assignment of intellectual property, transmission of confidential information, competition or solicitation of employees or business. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon such a violation.

(iii)	In the event of a restatement of the Company’s financial results which consists of a misrepresentation of the financial state of the Company for purposes of the Securities Exchange Act of 1934, the Board, or its delegate, may, upon review of the facts and circumstances, take necessary and appropriate actions including adjusting, recouping or forfeiting any awards made or paid under this Plan to executive officers during the past 36 months where the payment or award was predicated upon the achievement of certain financial results that were subsequently subject of a restatement.

(d)	Deferral of Taxation. The Committee may establish rules allowing employees receiving stock awards under this Plan to defer the incidence of taxation on the vesting of an award in accordance with the rules promulgated under the Code.

Section 9. Amendment and Termination of Awards.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the following shall apply to all Awards.

(a)	Amendments to Awards. Subject to Section 11, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, cancel or terminate, any Award heretofore granted without the consent of any relevant Participant or holder or beneficiary of an Award. No such amendment, alteration, suspension, discontinuance, cancellation or termination may be made that would be adverse to the holder of such Award without such holder’s consent, provided that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance, cancellation or termination if the Committee determines in its sole discretion that such amendment, alteration, suspension, discontinuance, cancellation or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Subject to the foregoing, the Committee shall not waive any condition or rights under, amend any terms or alter, suspend, discontinue, cancel or terminate any Award if such action would result in the imposition on the Award of the additional tax provided for under Section 409A of the Code.

(b)	Adjustments of Awards Upon Certain Acquisitions. In the event the Company or an Affiliate shall issue Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Substitute Awards granted under the Plan.
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(c)	Amendments. No amendment, modification or termination shall accelerate the payment date of any Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax provided for under Section 409A of the Code.

Section 10. Acceleration Upon a Change of Control.

In the event of a Change of Control, the following shall apply:

(a)	Effect on Awards. If a Participant incurs a “Termination of Employment” on account of a Change of Control (as defined in Section 2 (hh), as amended from time to time) upon or within two years after a Change of Control, or if a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control and a Change of Control subsequently occurs, then upon the later to occur of such Termination of Employment or Change of Control (such later event, the “Triggering Event”):

(i)	Options and SARs. All Options and SARs outstanding on the date of such Triggering Event shall become immediately and fully exercisable without regard to any vesting schedule provided for in the Option or SAR and, to the extent the award is assumed by the acquirer, shall remain exercisable until the expiration of the option term. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, all Options and SARs are vested upon the Change of Control and will become exercisable upon the earlier of the normal vesting date or upon Termination of Employment and will remain exercisable for the balance of the award term. If outstanding Option or SAR awards are not assumed by the acquirer, then the Options and SARs are exercisable upon the Change of Control if the Fair Market Value exceeds the exercise price.

(ii)	Restricted Stock and Restricted Stock Units. On the date of such Triggering Event, all restrictions applicable to any Restricted Stock or Restricted Stock Unit shall terminate and be deemed to be fully satisfied for the entire stated restricted period of any such Award, and the total number of underlying Shares shall become Released Securities. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if outstanding Restricted Stock or Restricted Stock Units are not assumed by the acquirer, they will vest upon the Change of Control and will be converted into common stock at the earlier of normal vesting dates or Termination of Employment.

(iii)	Dividend Equivalents. On the date of such Triggering Event, the holder of any outstanding Dividend Equivalent shall be entitled to surrender such Award to the Company and to receive payment of an amount equal to the amount that would have been paid over the remaining term of the Dividend Equivalent, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if Dividend Equivalent Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment.

(iv)	Other Stock-Based Awards. On the date of such Triggering Event, all outstanding Other Stock-Based Awards of whatever type shall become immediately vested and payable in an amount that assumes that the Awards were outstanding for the entire period stated therein, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Other Stock-Based Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment

(v)	Performance Awards. On the date of such Triggering Event, Performance Awards conditioned on Performance Goals, including without limitation Stock Units, subject to achievement of performance goals for all performance periods, including those not yet completed, shall immediately become fully vested and shall be immediately payable or exercisable or released in common stock or cash, as the case may be, as if the Performance Goals had been fully achieved at target for the entire performance period. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Performance Awards are not assumed by the acquirer, they will vest upon the Change of Control as if target performance for the entire performance period had been achieved and will be converted into common stock or paid in cash, as the case may be, at the earlier of normal vesting dates or Termination of Employment.

(vi)	The Committee’s determination of amounts payable under this Section 10 shall be final. Except as otherwise provided in Section 10, any amounts due under this Section 10 shall be paid to Participants within 45 days after such Triggering Event.

(vii)	The provisions of this Section 10 shall not be applicable to any Award granted to a Participant if the Change of Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares or other Company common stock or Company voting securities as a Participant in a transaction described in (b) below.
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(viii)	To the extent required to avoid any additional taxes or penalties under Section 409A of the Code, in the event of a resignation of a Participant on account of Good Reason (as defined in Section 2(hh) above), if the period during which a payment or benefit may be made by the Company falls within more than one calendar year, such payment or benefit shall be provided to the Participant in the later calendar year.

(b)	Change of Control Defined. A “Change of Control” shall be deemed to have occurred as described in Section 2(e) (as amended from time to time). However, that, as to any Award under the Plan that consists of deferred compensation subject to Section 409A, the definition of “Change of Control” shall be deemed modified to the extent necessary to comply with Section 409A.

Section 11. Amendment or Termination of the Plan.

Except to the extent limited under Section 15 herein, prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission, clarify any ambiguity or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation or termination shall be made that would:

(a)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 7(a)(i);

(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g)	increase the individual maximum limits in Section 4.

Section 12. General Provisions.

(a)	Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation, (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(b)	Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable Federal, state, local and foreign laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any Federal, state, local or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it not appropriate or infeasible to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or otherwise to satisfy the legal requirements in an applicable jurisdiction in a manner consistent with the intention of the Plan or any Award under the Plan, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such
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Shares as to which such requisite authority shall not have been obtained. No Option or stock-settled Stock Appreciation Rights shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Rights is effective and current or the Company has determined that such registration is unnecessary.

(c)	No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(d)	No Limit on Other Compensation Agreements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)	Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant (including the Participant to whom an Award that has been transferred was originally granted) or in the case of the Participant’s death, the Participant’s estate or beneficiary, shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Affiliates shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding Federal, state or local taxes due in respect of an Award, but no more than the minimum tax withholding required to comply with such law, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(g)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(h)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)	No Fractional Shares. No fractional Share shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k)	Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13. Effective Date of the Plan.

The Plan was approved by the Board of Directors on February 5, 2018 and shall have an effective date of May 7, 2018 (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company at the May 2018 annual stockholders’ meeting. Notwithstanding the foregoing, Plan provisions that contain an effective date other than May 7, 2018 shall be governed by such other effective date.

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Section 14. Term of the Plan.

No Award shall be granted under the Plan after May 6, 2028. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend, modify or terminate the Plan, shall extend beyond such date.

Section 15. Committee Discretion and Internal Revenue Code Compliance.

(a)	The Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; provided, however, that the provisions of Section 9 shall override any contrary provision of this Section 15.

(b)	The Committee may appropriately adjust any evaluation of performance under a Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award.

(c)	Internal Revenue Code Compliance: The Committee intends to structure awards under this Plan to be deductible under the Internal Revenue Code wherever possible. However, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee reserves the right, when appropriate, to issue awards under this Plan which may not be deductible under the Internal Revenue Code. Specifically, Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (ii) comply with the requirements of Section 409A of the Code. The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan; provided, however, that any such deferral shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.
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PITNEY BOWES INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717
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PITNEY BOWES INC.

Company Proposals:
The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below.

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Linda G. Alvarado	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

	1b.	Anne M. Busquet	☐	☐	☐	2.	Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2018.	☐	☐	☐

	1c.	Roger Fradin	☐	☐	☐	3.	Non-binding Advisory Vote to Approve Executive Compensation.	☐	☐	☐

	1d.	Anne Sutherland Fuchs	☐	☐	☐	4.	Approval of the Pitney Bowes Inc. 2018 Stock Plan.	☐	☐	☐

	1e. 1f. 1g. 1h. 1i.	S. Douglas Hutcheson Marc B. Lautenbach Eduardo R. Menascé Michael I. Roth Linda S. Sanford	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

	1j.	David L. Shedlarz	☐	☐	☐
	1k.	David B. Snow, Jr.	☐	☐	☐

						Please indicate if you plan to attend this meeting.		☐	☐
								Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2018 Annual Meeting of
Pitney Bowes Stockholders
May 7, 2018, 9:00 a.m. Local Time
Hyatt Regency Hotel
1800 East Putnam Avenue, Old Greenwich, CT 06870

Upon arrival, please present this admission ticket and valid, government-issued photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2018:

The Notice and Proxy Statement and Annual Report to Stockholders including the Report on Form 10-k are available at www.proxyvote.com.

E38689-P03444

Proxy Solicited on Behalf of Pitney Bowes Board of Directors Annual Meeting of Stockholders May 7, 2018

Marc Lautenbach, Michael Roth, Daniel Goldstein, or any of them, with full power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Old Greenwich, Connecticut, on May 7, 2018, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the “Plans”) for which T. Rowe Price Trust Company acts as directed Trustee (“Trustee”), hereby directs the Trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Old Greenwich, Connecticut, on May 7, 2018.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR each of the nominees listed in Proposal 1 and FOR Items 2, 3 and 4. If no proxy card is received or a properly signed proxy card properly executed is returned without choices marked, the Plan shares represented by the proxy card will be voted with respect to Items 1 through 4 in the same proportion indicated by the properly executed voting instructions given by participants in the Plan (unless otherwise directed by the employer).

In their discretion, the proxies are authorized to vote in accordance with their judgment on such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting (including, if applicable, on any matter which the Board of Directors did not know would be presented at the annual meeting of stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side